UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Martha Stewart Living Omnimedia, Inc.

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April 9, 2007
Dear Stockholder:
     You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., which will be held at The Equitable Auditorium located at 787 Seventh Avenue (located between 51st and 52nd Streets), New York, New York, on May 16, 2007, at 4:00 p.m., New York City time.
     At this year’s stockholders’ meeting, you will be asked to elect eight directors to our Board of Directors. Our Board of Directors unanimously recommends a vote FOR this proposal.
     It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, you may vote your shares by using the enclosed proxy card, by telephone or via the Internet, as described in the enclosed materials.
     Attendance at the Annual Meeting will be limited to stockholders of record as of the close of business on March 27, 2007, and to our invited guests. I look forward to greeting those of you who attend the meeting.
Sincerely,
SUSAN LYNE
President and
Chief Executive Officer
PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING. The meeting will be limited to stockholders as of the record date (or their authorized representatives) having evidence of their stock ownership as of the record date. If you plan to attend the meeting, please mark the appropriate box on your proxy card. If your stock is held in the name of a bank, broker or other holder of record and you plan to attend the meeting, please bring proof of your ownership as of the record date, such as a bank or brokerage account statement, which you will be required to show at the registration tables at the door. Registration will begin at 2:30 p.m. and seating will begin at 3:30 p.m. Each stockholder will be asked to present valid government-issued picture identification, such as a driver’s license or passport. Cameras, recording devices and other similar electronic devices will not be permitted at this meeting.

MARTHA STEWART LIVING OMNIMEDIA, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 16, 2007
To the Stockholders:
     The Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., a Delaware corporation, will be held at The Equitable Auditorium located at 787 Seventh Avenue (located between 51st and 52nd Streets), New York, New York, on May 16, 2007, at 4:00 p.m., New York City time, for the following purposes:
1.	To re-elect our eight current directors to our Board of Directors, each to hold office for a term of approximately one year ending on the date of our next succeeding annual meeting of stockholders or until such director’s respective successor shall have been duly elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
     Only holders of record of our Class A Common Stock and Class B Common Stock as of the close of business on March 27, 2007 are entitled to notice of, and to vote at, the Annual Meeting. You may examine a list of such stockholders for any purpose germane to the meeting during the 10-day period preceding the meeting at our offices located at 11 West 42nd Street, New York, New York 10036 during ordinary business hours.
     This Notice and the enclosed Proxy Statement and proxy card are first being mailed to our stockholders on or about April 9, 2007.
By order of the Board of Directors,

JOHN R. CUTI
Secretary & General Counsel
New York, New York
April 9, 2007
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE POSTAGE-PAID ENVELOPE PROVIDED. IN THE ALTERNATIVE, STOCKHOLDERS MAY VOTE VIA THE INTERNET OR TELEPHONE AS DESCRIBED IN THE ENCLOSED MATERIALS.

MARTHA STEWART LIVING OMNIMEDIA, INC.
11 West 42nd Street
New York, New York 10036
PROXY STATEMENT
     In this Proxy Statement, the terms we, us, our, the Company and MSO refer to Martha Stewart Living Omnimedia, Inc., a Delaware corporation, and, unless the context requires otherwise, to Martha Stewart Living Omnimedia LLC (“MSLO LLC”), the legal entity that prior to October 22, 1999, operated many of the businesses we now operate, and their respective subsidiaries.
     This Proxy Statement first mailed on or about April 9, 2007 is being furnished to holders of our Class A Common Stock and Class B Common Stock in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held for the purposes described in this Proxy Statement. Each copy of this Proxy Statement mailed to holders of our Class A Common Stock and Class B Common Stock is accompanied by a form of proxy for use at the Annual Meeting.
     At the Annual Meeting, our stockholders will be asked:
1.	To re-elect our eight current directors to our Board, each to hold office for a term of approximately one year ending on the date of our next succeeding annual meeting of stockholders or until such director’s respective successor shall have been duly elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Date, Time And Place Of Meeting
     The Annual Meeting will be held on May 16, 2007, at 4:00 p.m. New York City time, at The Equitable Auditorium located at 787 Seventh Avenue (located between 51st and 52nd Streets), New York, New York.
Record Date; Shares Outstanding And Entitled To Vote
     Only holders of record of our Class A Common Stock and Class B Common Stock at the close of business on March 27, 2007 (the “Record Date”) are entitled to notice of, and will be entitled to vote at, the Annual Meeting. Each share of our Class A Common Stock entitles its holder to one vote and each share of our Class B Common Stock entitles its holder to ten votes. Holders of our Class A Common Stock and Class B Common Stock will vote together as a single class on all matters to be voted upon at the Annual Meeting. As of the Record Date, there were 26,610,943 shares of Class A Common Stock and 26,791,206 shares of Class B Common Stock outstanding. All of our outstanding shares of Class B Common Stock are beneficially owned by Martha Stewart, our founder. As a result, Ms. Stewart controls the vote on all stockholder matters.
Voting And Revocation Of Proxies
     The proxy card accompanying this Proxy Statement is solicited on behalf of our Board for use at the Annual Meeting. You are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to us pursuant to the directions on the card. In the alternative, you may vote via the Internet or telephone as indicated in the enclosed materials. All proxies that are properly executed and returned to us and that are not subsequently revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are indicated, such proxies will be voted FOR the proposal described in this Proxy Statement.
     Our Board does not currently intend to bring any business before the Annual Meeting other than the election of directors. So far as is known to our Board, no other matters are to be brought before the stockholders at the Annual Meeting. If any other business properly comes before the stockholders at the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted on such matters in accordance with the judgment of the persons voting such proxies.
     A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:
▪	delivering to Automatic Data Processing a written notice, bearing a date later than that indicated on the proxy, stating that the proxy is revoked;

▪	signing and delivering a subsequently dated proxy relating to the same shares prior to the vote at the Annual Meeting; or

▪	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
     You should send any written notice or new proxy card to Martha Stewart Living Omnimedia, Inc. c/o Automatic Data Processing, 51 Mercedes Way, Edgewood, New York 11717. You may request a new proxy card by calling Martha Stewart Living Omnimedia, Inc. at (212) 827-8455.
Quorum And Voting Requirements
     The required quorum for the transaction of business at our Annual Meeting is a majority of the collective voting power represented by our Class A Common Stock and Class B Common Stock issued and outstanding on the Record Date (the “Total Voting Power”), which shares must be present in person or represented by proxy at the Annual Meeting.
     The election of directors requires that a plurality of the votes represented, in person or by proxy, at the Annual Meeting be voted in favor of the proposal, assuming that a quorum is present. Accordingly, the eight directorships to be filled at the Annual Meeting will be filled by the eight nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of, or withheld with respect to, any or all nominees; votes that are withheld, although counted for purposes of determining whether there is a quorum at the Annual Meeting, will have no effect on the outcome of the vote. Abstentions and broker non-votes have no effect for purposes of the election of directors, as only votes “for” are counted in determining which nominees have received the highest number of affirmative votes.
Solicitation Of Proxies And Expenses
     We will bear the costs of the preparation of proxy materials and the solicitation of proxies from our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, telegram, letter, facsimile, in person or by other means of communication. Directors, officers and employees will receive no additional compensation for such solicitation. Following the original mailing of the proxies and other soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, we will, upon the request of the record holders, reimburse such holders for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules. We will not employ the services of an independent proxy solicitor in connection with our Annual Meeting.
PROPOSAL 1
ELECTION OF DIRECTORS
Information Concerning Nominees
     At the Annual Meeting, a Board of eight directors will be elected to hold office until our next Annual Meeting or until their successors are duly elected and qualified. Although our management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies that are not revoked will be voted for a substitute designated by the Board.
     All of the nominees for election as directors at the Annual Meeting, Rick Boyko, Michael Goldstein, Jill A. Greenthal, Charles A. Koppelman, Susan Lyne, Wenda Harris Millard, Thomas C. Siekman and Bradley E. Singer, currently serve as directors of the Company and are standing for re-election. Each of the Company’s nominees for director was recommended by our Nominating and Corporate Governance Committee.
     The name and certain background information about each of the Board’s nominees for election is set forth below. There are no family relationships among directors or executive officers of the Company.
     Susan Lyne – President, Chief Executive Officer and Director, age 56. Ms. Lyne has served as our President and Chief Executive

Officer since November 2004 and as one of our directors since June 2004. From January 2002 to May 2004, Ms. Lyne was the President of ABC Entertainment and held various executive positions at the ABC television network from 1998 to 2002. From 1996 to 1998, she was Executive Vice President of Walt Disney Pictures and Television, Inc. Ms. Lyne also serves as a director of CIT Group Inc.
     Charles A. Koppelman – Chairman of the Board of Directors, age 67. Mr. Koppelman has served as our Chairman since June 2005 and as one of our directors since July 2004. Mr. Koppelman currently serves as Chairman and Chief Executive Officer of CAK Entertainment Inc., a music and entertainment business. From 1990 to 1994, he served first as Chairman and Chief Executive Officer of EMI Music Publishing and then from 1994 to 1997 as Chairman and Chief Executive Officer of EMI Records Group, North America. Mr. Koppelman is also a former director of Steve Madden Ltd., and served as Chairman of the Board of that company from 2000 to May 2004.
     Rick Boyko – Director, age 58. Mr. Boyko has served as one of our directors since June 2004. Mr. Boyko currently serves as the Managing Director of the VCU Adcenter, a graduate program in advertising at Virginia Commonwealth University. From 1997 through 2003, Mr. Boyko served as Co-President and Chief Creative Officer of Ogilvy & Mather, New York. In 1998, Mr. Boyko assumed the additional responsibility of Chief Creative Officer of the North American region. Mr. Boyko joined Ogilvy & Mather Worldwide, Inc. in 1989 and held various executive creative positions.
     Michael Goldstein – Director, age 65. Mr. Goldstein has served as one of our directors since June 2004. From June 2001 to May 2006, Mr. Goldstein was Chairman of the Toys “R” Us Children’s Fund, Inc., a charitable foundation. Mr. Goldstein was Chairman of the Board of Toys “R” Us, Inc. from February 1998 to June 2001, Vice Chairman of the Board and Chief Executive Officer from February 1994 to February 1998, and served as acting Chief Executive Officer from August 1999 to January 2000. Mr. Goldstein is also a director of United Retail Group Inc., 4Kids Entertainment, Inc., Medco Health Solutions, Inc., Pacific Sunwear of California, Inc. and Bear Stearns Companies Inc.
     Jill A. Greenthal – Director, age 50. Ms. Greenthal was appointed to be one of our directors in February 2006. Ms. Greenthal is a Senior Advisor in the Private Equity group of The Blackstone Group. Prior to January 2007, Ms. Greenthal was a Senior Managing Director in the Corporate Advisory Services group. Prior to joining Blackstone in 2003, Ms. Greenthal was Co-Head of the Global Media Group, Co-Head of the Boston office and a member of the Executive Board of Investment Banking at Credit Suisse First Boston. Ms. Greenthal was also Co-Head of the Boston office of Donaldson, Lufkin and Jenrette before its acquisition by CSFB. Prior to joining DLJ, she was Head of the Media Group at Lehman Brothers. Ms. Greenthal is also a director of Universal Orlando.
     Wenda Harris Millard – Director, age 52. Ms. Millard has served as one of our directors since June 2004. Ms. Millard has been the Chief Sales Officer of Yahoo! Inc. since 2001. From 2000 to 2001, she was Chief Internet Officer at Ziff Davis Media and president of Ziff Davis Internet. From 1996 through 2000 Ms. Millard was Executive Vice President and one of the founding members of DoubleClick.
     Thomas C. Siekman – Lead Director, age 65. Mr. Siekman has served as our Lead Director since June 2005. He served as Chairman of the Board from July 2004 to June 2005, and has served as a Director since August 2003. He is a director of Idealab, a private company, as well as a Trustee of Merrimack College. He is also a director of the Capital Area chapter of the National Association of Corporate Directors. Mr. Siekman most recently served as “Of Counsel” to Skadden, Arps, Slate, Meagher & Flom LLP during 2003. Prior to joining Skadden, Arps, Slate, Meagher & Flom LLP, Mr. Siekman was Senior Vice President and General Counsel of Compaq Computer Corporation. From 1973 to 1998, he served in various capacities with Digital Equipment Corporation, most recently as Senior Vice President and General Counsel, until Digital was acquired by Compaq in 1998.
     Bradley E. Singer – Director, age 40. Mr. Singer has served as one of our directors since December 2003. Mr. Singer has been the Chief Financial Officer and Treasurer of American Tower Corporation since 2001 and has held various executive positions since 2000. From 1997 to 2000, he was an investment banker with Goldman, Sachs & Co. Mr. Singer is also a director of Citizens Communications Corporation.
     OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTOR NAMED ABOVE.

MEETINGS AND COMMITTEES OF THE BOARD
     Our Board met a total of six times, in person and telephonically, during 2006, and our three standing committees met a total of 18 times during 2006. While Mr. Boyko and Ms. Millard attended 73% and 85% respectively, all other directors attended 100% of the meetings of the Board and of the Board committees on which they served. Four of our eight directors at the time of our Annual Meeting in New York City in May 2006 attended in person. Two of our directors participated by phone. Under our Corporate Governance Guidelines, each director is expected to attend our annual meetings.
     Our Board currently has a standing Audit Committee, a standing Compensation Committee, and a standing Nominating and Corporate Governance Committee, composed of the following members:

	Compensation	Nominating & Corporate
Audit Committee	Committee	Governance Committee
Bradley E. Singer (Chairman)	Michael Goldstein (Chairman)	Thomas C. Siekman (Chairman)
Wenda Harris Millard	Rick Boyko	Rick Boyko
Thomas C. Siekman	Jill A. Greenthal	Michael Goldstein
Corporate Governance. Our Corporate Governance Guidelines state that a majority of the Board will consist of directors who meet the independence requirements of the listing standards of the New York Stock Exchange (“NYSE”). Accordingly, our Board conducts an annual review to determine whether each of our directors qualifies as independent as defined in each of our Corporate Governance Guidelines, the NYSE standards applicable to Board composition, and Section 301 of the Sarbanes-Oxley Act of 2002. According to our company standards, an “independent” director is a director who the Board determines meets the independence criteria of the NYSE as well as the criterion related to contributions to non-profit organizations as described below. The Board makes an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Nominating and Corporate Governance Committee. The independence standards in our Corporate Governance Guidelines provide as follows:
An “independent” director is a director whom the Board has determined has no material relationship with MSO or any of its consolidated subsidiaries (collectively, the “Corporation”), either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Corporation. For purposes of this definition, the Board has determined that a director is not independent if:
1.	The director is, or has been within the last three years, an employee of the Corporation, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Corporation.

2.	The director has received, or has an immediate family member who has received, during any 12-month period during the last three years, more than $100,000 in direct compensation from the Corporation (other than Board and committee fees, and pension or other forms of deferred compensation for prior service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of the Corporation is not considered for purposes of this standard.

3.	(a) The director, or an immediate family member of the director, is a current partner of the Corporation’s internal or external auditor; (b) the director is a current employee of the Corporation’s internal or external auditor; (c) an immediate family member of the director is a current employee of the Corporation’s internal or external auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of the Corporation’s internal or external auditor and personally worked on the Corporation’s audit within that time.

4.	The director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executive officers serves or served at the same time on that company’s compensation committee; or

5.	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.
In addition, the Nominating and Corporate Governance Committee must approve any contribution of $25,000 or more to a non-profit organization where a director or a director’s spouse is an employee. A director is presumed not to be independent if the director or the director’s spouse is an employee of a non-profit organization to which the Corporation has made contributions in an amount that exceeded $100,000 in any of the last three fiscal years, although the Board may determine that a director who does not meet this standard nonetheless is independent based on all the facts and circumstances. An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.
     We have posted a copy of our Corporate Governance Guidelines on our website (www.marthastewart.com) under the link for “Investor Relations.” Stockholders may request a written copy of the Corporate Governance Guidelines, without charge, by writing to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036.
     Based on these standards, at its meeting on December 6, 2006, the Board determined that each of the following non-employee directors is independent and has no material relationship with the Company, except as a director and stockholder of the Company:
Rick Boyko
Michael Goldstein
Jill A. Greenthal
Wenda Harris Millard
Thomas C. Siekman
Bradley E. Singer
In reaching this decision, the Board specifically discussed and considered (i) Mr. Boyko’s association with the VCU Adcenter (a non-profit entity to which the Company has made contributions), (ii) Ms. Greenthal’s association with a fund at Blackstone which has an ownership interest in Michaels, a store that was negotiating an agreement with EK Success (with which the Company has a business relationship) to sell Martha Stewart Crafts products, and (iii) Ms. Millard’s status as a senior executive at Yahoo!, a company with which the Company has a licensing agreement. After discussing these relationships and the independence standards set forth above, the Board determined that none of these relationships was material or in any way undermined the independence of the board members involved. The Board affirmatively determined that Susan Lyne is not independent because she is the Company’s President and Chief Executive Officer, and that Charles A. Koppelman is not independent because he receives compensation from the Company pursuant to the consulting agreement between the Company and an entity he controls in excess of $100,000 per year.
     The non-management members of the Board meet periodically in executive session without management. Under our Corporate Governance Guidelines, these meetings will occur at least three times per year, but in practice substantially all of the meetings of the Board include an executive session. Meetings of non-management directors are chaired by Thomas Siekman, our Lead Director. In addition, our independent directors, led by Mr. Siekman, met separately twice during 2006.
     Stockholders or other interested parties who wish to communicate with a member or members of the Board of Directors, including the chair of the Nominating and Corporate Governance Committee or non-management directors as a group, may do so by addressing their correspondence to the Board member or members, c/o the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036. The office of the Corporate Secretary will review and forward all correspondence to the appropriate Board member or members for response.
     Code of Ethics. We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our directors, officers and employees, including our chief executive officer and senior financial and accounting officers. Our Code of Ethics requires, among other things, that all of our directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code of Ethics imposes obligations on all of our directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and comply with applicable laws and with our internal controls. On February 23, 2007, our Board of Directors approved an amendment to our Code of Ethics. The amendment clarifies that the Code of Ethics has applied and will continue to apply to all employees, officers and directors. The revised Code of Ethics also sets forth revised controls and prohibitions on doing business with related parties, defines the scope of those controls and prohibitions, provides a mechanism for ensuring that employees are informed of these controls and prohibitions, and requires employees to report any relevant relationships. In addition, the amendment enhances the Company’s record-keeping and disclosure policies and controls. Finally, the amendment expands the scope of the Company’s anonymous whistleblower hotline which permits employees to report, anonymously or otherwise, ethical or other concerns they may have involving the Company. We have posted a copy of our amended Code of Ethics, and will promptly post any further amendments to or waivers of our Code of Ethics, on our website (www.marthastewart.com) under the link for “Investor Relations.” Stockholders may request a written copy of the Code of and Ethics, without charge, by writing to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036.

Audit Committee
     Our Audit Committee currently consists of Mr. Singer, who serves as its chairman, Ms. Millard and Mr. Siekman. Mr. Singer is qualified as an audit committee financial expert within the meaning of the applicable rules and regulations of the Securities and Exchange Commission and the Board has determined that Mr. Singer is independent under and has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. As of the date of this proxy statement, Mr. Singer does not serve on the audit committee of any other public company. The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditor, and our compliance with legal and regulatory requirements. In fulfilling this purpose, the Audit Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Audit Committee’s charter, which is posted on the Company’s website (www.marthastewart.com) under the link for “Investor Relations.” Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, without charge, we will provide each stockholder with a copy of our Audit Committee charter.
     Among other actions described in the charter, the Audit Committee is authorized to:
▪	exercise sole authority to appoint or replace our independent auditor and oversee the compensation and work thereof (including resolution of any disagreements between our management and the independent auditor regarding financial reporting);

▪	pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent auditor, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to the completion of the audit;

▪	review and discuss with management and our independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in our annual report on Form 10-K;

▪	review and discuss with management and our independent auditor our quarterly financial statements prior to the filing of our Form 10-Q, including the results of our independent auditor’s review of the quarterly financial statements and disclosures made in management’s discussion and analysis;

▪	discuss with management and our independent auditor any significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles, any major issues as to the adequacy of our internal controls and any special policies adopted or steps taken in light of any material control deficiencies;

▪	discuss, at least generally, with management, our earnings press releases, including the use of “pro forma” or “adjusted” information that is not in conformity with generally accepted accounting principles (GAAP), as well as financial information and earnings guidance provided to analysts and rating agencies;

▪	discuss with management and our independent auditor the effect of regulatory and accounting initiatives as well as any off-balance sheet structures on our financial statements;

▪	discuss with management our major financial risk exposures and the steps taken by management to monitor and control such exposures, including our risk assessment and risk management policies; and

▪	prepare the report required by the Securities and Exchange Commission to be included in this Proxy Statement under the caption “REPORT OF THE AUDIT COMMITTEE.”
     The Audit Committee met nine times during 2006. The Board, in its business judgment, has determined that the members of the Audit Committee meet the independence and experience requirements of the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934, and Securities and Exchange Commission rules and regulations.

Compensation Committee
     Our Compensation Committee currently consists of Mr. Goldstein, who serves as its chairman, Mr. Boyko and Ms. Greenthal. The primary purpose of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities in the areas of compensation and management development. In fulfilling this purpose, the Compensation Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Compensation Committee’s charter, which is posted on the Company’s website (www.marthastewart.com) under the link for “Investor Relations.” Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, without charge, we will provide each stockholder with a copy of our Compensation Committee charter.
     Among other actions described in the charter, the Compensation Committee is authorized to:
▪	review and discuss with management the Company’s annual Compensation Discussion and Analysis of executive compensation;

▪	review our compensation policies and programs at least annually to endeavor to ensure they best facilitate our objective of maximizing stockholder value;

▪	determine appropriate compensation for the Chairman of the Board;

▪	review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and evaluate the Chief Executive Officer’s performance in light of those goals and objectives;

▪	establish the base salaries, bonus targets and incentive compensation for the Chief Executive Officer, our other executive officers and members of our senior management;

▪	approve the material terms of employment, severance and change-of-control agreements for our executive officers;

▪	approve bonus pools for executive and non-executive level employees under our non-equity incentive program and cash bonus awards for our executive officers; and

▪	approve the adoption of new compensation and equity plans, and approve amendments and modifications to our compensation and equity incentive plans, subject in each case to any required stockholder approvals.
     The Compensation Committee has authority under its charter to delegate authority to subcommittees of one or more members as it deems appropriate or to members of management in connection with certain of its duties and responsibilities, provided such delegation is consistent with applicable law and NYSE requirements. For example, the Compensation Committee has delegated the direct responsibility for the Company’s 401(k) plan to members of management. The Compensation Committee also has the authority to retain outside compensation, legal and other advisors. For 2006, the Compensation Committee engaged Frederick W. Cook & Co, Inc. (“FWC”), a compensation consultant, to provide compensation-related advice and information as requested by the Committee. FWC does not make specific recommendations regarding or otherwise determine any executive officer’s or director’s compensation or component thereof. The Compensation Committee also consults with Ms. Lyne, our Chief Executive Officer, and Mr. Hochhauser, our Chief Financial Officer, regarding executive compensation matters, and refers to surveys from several third-party providers, all as described in “Compensation Discussion and Analysis.”
     The Compensation Committee met six times during 2006. The Board, in its business judgment, has determined that the members of the Compensation Committee meet the independence requirements of the listing standards of the NYSE.
Compensation Committee Interlocks And Insider Participation
     The Compensation Committee is composed of Mr. Boyko, Mr. Goldstein and Ms. Greenthal, each of whom is a non-employee director. No interlocking relationship exists between the Board or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.
Nominating And Corporate Governance Committee
     Our Nominating and Corporate Governance Committee (the “Governance Committee”) currently consists of Mr. Siekman, who serves as its chairman, Mr. Boyko and Mr. Goldstein. The primary purpose of the Governance Committee is to identify and recommend individuals to become members of the Board, develop and recommend to the Board a set of corporate governance principles, oversee the evaluation of the Board and each committee of the Board, and perform a leadership role in shaping our corporate governance. In fulfilling this purpose, the Governance Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Governance Committee’s charter, which is posted on the Company’s website (www.marthastewart.com) under the link for “Investor Relations.” Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, without charge, we will provide each stockholder with a copy of our Governance Committee charter.
     Among other actions described in the charter, the Governance Committee is authorized to:
▪	periodically review our executive level organizational structure, hiring practices and succession planning;

▪	seek qualified individuals to become Board members;

▪	recommend individuals to be nominated for election to the Board at the annual stockholders’ meeting;

▪	recommend to the Board the membership of the Board’s various committees;

▪	report annually to the Board with an assessment of the Board’s and management’s performance; and

▪	prepare and recommend corporate governance principles applicable to MSO.
     The Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management. The Governance Committee may retain a third party executive search firm to identify or assist in the evaluation of candidates. The Governance Committee will also consider as potential nominees for our Board persons recommended by stockholders. Stockholder recommendations should be submitted to the Governance Committee at our principal address in care of the Corporate Secretary. Each stockholder recommendation should include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration and a statement that such person has agreed to serve if nominated and elected. Stockholders who themselves wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the requirements detailed under “PROPOSALS OF STOCKHOLDERS.”
     Once the Governance Committee has identified a prospective nominee, the Governance Committee makes an initial determination whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Governance Committee concerning the prospective candidate, as well as the Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Governance Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may gather or request the third party search firm to gather additional information about the prospective nominee’s background and experience. The Governance Committee then evaluates the prospective nominee taking into account whether the prospective nominee is independent within the meaning of the listing standards of the NYSE and such other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or Compensation Committee expertise, the prospective nominee’s skills and experience, and the evaluations of other prospective nominees. In connection with this evaluation, the Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Governance Committee and others, as appropriate, conduct interviews in person or by telephone. After completing this process, the Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee. The Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of management.
     The Governance Committee met three times during 2006. The Board, in its business judgment, has determined that the members of the Governance Committee meet the independence requirements of the listing standards of the NYSE. The Governance Committee has recommended that each of the Company’s current directors stand for re-election.

COMPENSATION OF OUTSIDE DIRECTORS
     In 2006, we paid our Chairman of the Board, Mr. Koppelman, an annual retainer of $75,000, quarterly in equal installments, and provided a grant of 25,000 restricted shares of our Class A Common Stock, which vests in full on the first anniversary of the grant based on continued service. We have additional compensation arrangements with Mr. Koppelman as described below. In addition, each of our independent directors received an annual retainer of $40,000 for serving on our Board, paid in equal quarterly installments. Each non-management director also received a meeting fee of $1,000 for each in-person meeting of our Board that they attended and a fee of $500 for each committee or telephonic Board meeting in which they participated. Also, each of our directors, other than Ms. Lyne, as a continuing director, was granted an option to purchase 7,500 shares of Class A Common Stock immediately after our Annual Meeting in 2006. The chairman of each committee received an additional annual retainer of $7,000. In addition, our lead independent director, Mr. Siekman, received an annual retainer of $7,000. Twenty-five percent of a director’s fees are paid in shares of our Class A Common Stock. The remaining 75% of such fees may be paid either in shares of Class A Common Stock or in cash, at the election of the director, under our Non-Employee Director Stock and Option Compensation Plan described below. All directors receive reimbursement of reasonable expenses incurred in connection with participation in our Board and committee meetings.
Compensation Of Mr. Koppelman
     Our chairman of the board, Charles A. Koppelman, performs certain additional functions not typically associated with the role of Chairman of the Board. Mr. Koppelman also serves as a consultant to the Company. In his role as a consultant, Mr. Koppelman assists Ms. Lyne in identifying and addressing strategic opportunities including, without limitation, helping to identify, develop, design, structure and negotiate transactions or other business collaborations involving merchandising, book publishing, magazine, radio and television ventures, and other areas in which we may seek to do business. Mr. Koppelman performs these services by meeting with members of management as well as with potential business partners.
     In order to secure Mr. Koppelman’s services, we initially entered into a one-year consulting agreement with Mr. Koppelman on January 24, 2005. Pursuant to that initial agreement, we agreed to pay Mr. Koppelman $450,000 per year, and granted Mr. Koppelman 50,000 restricted shares of our Class A Common Stock subject to performance triggers contained in that agreement. These shares have vested in full. Mr. Koppelman also received an option to purchase 200,000 shares of our Class A Common Stock at an exercise price of $28.55 per share, which also has vested in full. On October 21, 2005, we entered into a two-year consulting arrangement with CAK Entertainment, Inc. (“CAK Entertainment”), an entity controlled by Mr. Koppelman. This second consulting agreement replaced the initial consulting agreement with Mr. Koppelman, though Mr. Koppelman was entitled to keep the equity grants made to him pursuant to the first agreement.
     Under the terms of the new consulting agreement, CAK Entertainment makes Mr. Koppelman’s consulting services available to us on a non-exclusive basis. In consideration for Mr. Koppelman’s services, we pay CAK Entertainment $725,000 per year in equal monthly installments. In addition, we granted Mr. Koppelman (i) an option to purchase 200,000 shares of the Company’s Class A Common Stock, with an exercise price equal to $20.35 per share, the stock’s fair market value on the date of grant, and (ii) 75,000 restricted shares of our Class A Common Stock, all of which are subject to performance-based vesting. Mr. Koppelman also is eligible to receive a performance fee of up to $2,400,000 conditioned upon the achievement of certain performance milestones and an additional $600,000 if the Company meets certain additional thresholds. To date, the Compensation Committee has determined that 31.25% of the performance milestones have been met. As a result, in addition to the $725,000 consulting fee paid to him in 2006, Mr. Koppelman to date has vested with respect to 23,438 of the restricted shares of Class A Common Stock and that portion of the option representing the right to purchase 62,500 shares of Class A Common Stock; he also has received $750,000 in cash (representing 31.25% of the $2.4 million performance milestone fee), all in connection with his potential bonus under his consulting arrangement.
     Our agreement with CAK Entertainment will extend for another year unless either party elects not to extend it. The Compensation Committee will review the agreement prior to its renewal. The Company has also entered into a registration rights agreement with Mr. Koppelman providing for one demand registration right and unlimited piggyback registration rights (subject to customary cutbacks), of all shares of Class A Common Stock owned by Mr. Koppelman, including shares underlying options granted to Mr. Koppelman.
The Non-Employee Director Stock And Option Compensation Plan
Common Stock and Deferred Compensation
     Each non-employee director receives 25% of his or her annual retainer and meeting fees in shares of Class A Common Stock. In addition, non-employee directors may make an annual election to receive shares of Class A Common Stock in lieu of all, or a portion, of such director’s remaining fees, in 25% increments. The number of shares of Class A Common Stock granted to a director is equal to the fees payable in equity to the director, divided by the fair market value of a share on the last business day of the period for which payment is being made.
     Each director may defer the receipt of his or her cash director fees into an interest-bearing cash account, and/or his or her elected or mandatory shares of Class A Common Stock into a share unit account. Any shares credited to a share unit account will also be credited with additional share units having a value equal to any dividends that would be paid as if the share units credited to the share account were outstanding shares of our Class A Common Stock. When the director leaves our Board or, if earlier, upon a change of control, the amount of cash in his or her cash account, plus a number of shares of Class A Common Stock equal to the number of share units in his or her share unit account, will be delivered to the director, with cash being paid in lieu of any fractional shares.
Options
     A new non-employee director is granted an option to purchase 25,000 shares of Class A Common Stock upon being elected or appointed to our Board, which option vests ratably over a three-year period. After each annual meeting of stockholders, each continuing director, other than Ms. Lyne, is granted an option to purchase 7,500 shares of Class A Common Stock, which vests and becomes exercisable on the first anniversary of the date of grant if the director remains a member of our Board at that time. The exercise price for all options is the fair market value of a share of Class A Common Stock on the date of grant.
     Each vested option will terminate one year after the director’s service on our Board ceases for any reason, other than for cause. If a director is removed for cause, all vested and unvested options will be forfeited. In any event, the options will expire no later than the tenth anniversary of the date of grant. Any unvested options will terminate and be canceled as of the date a director’s service on our Board ceases for any reason. All options become fully vested and exercisable upon a change in control.
Director Stock Ownership Guidelines
     In March 2005, the Compensation Committee adopted a set of stock ownership guidelines to further the Company’s governance policy of encouraging directors to have an equity interest in the Company and to further align their interest with the interests of stockholders. The guidelines provide that each non-management director is expected to own Company shares with a value equal to five times their annual retainer. Consistent with the guidelines for certain employees, directors that do not meet the ownership test are required to hold 75% of their shares of vested restricted stock (after accounting for shares surrendered to pay tax obligations) or stock options (after accounting for the exercise price) before they are permitted to sell shares of Company stock. All our directors are currently in compliance with these guidelines.
     The following table provides information on the compensation of our directors for the fiscal year ended December 31, 2006. Ms. Lyne does not currently receive separate compensation for her services as director. In 2004, she received an option to purchase 25,000 shares of the Company’s Class A Common Stock upon becoming a director, prior to her becoming a Company employee. For her compensation as our Chief Executive Officer, see Ms. Lyne’s compensation discussed in this Proxy Statement under the “Compensation Discussion and Analysis” and the data related to her compensation in the Summary Compensation Table and related tables.

DIRECTOR COMPENSATION TABLE

	Fees
	Earned or	Stock	Option
	Paid in	Awards	Awards	All Other
Name	Cash	(1)	(1)	Compensation	Total
Charles Koppelman (2)	$60,387 (3)	$612,062 (4)	$1,128,274 (5)	$755,000 (6)	$2,555,723
Rick Boyko (7)	31	47,469	107,487	—	154,987
Michael Goldstein (8)	28,500	28,500	107,487	—	164,487
Jill Greenthal (9)	31,463	10,426	112,048	—	153,937
Wenda Harris Millard (10)	37,902	12,598	107,487	—	157,987
Thomas Siekman (11)	32,791	178,409	98,522	—	309,722
Bradley Singer (12)	43,500	14,500	98,522	—	156,522

(1)	For each stock and option award made to directors in 2006, other than those relating to Mr. Koppelman’s consulting agreement, the amount represents the amount recognized for financial statement reporting purposes pursuant to the Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”). The amount recognized also represents the full grant date fair value of stock awards made in 2006 to each director (other than Messrs. Koppelman and Siekman), calculated as described in the following paragraph, which awards were fully vested upon grant. The amounts recognized for Messrs. Koppelman and Siekman include the expenses associated with additional awards as described in footnote (4) and footnote (11), respectively. The option awards made in 2006 to each director in connection with their service as a continuing director were made on May 17, 2006, with a strike price of $17.31 per share. Each was an option to purchase 7,500 shares with a grant date fair value of $55,950, assuming a price of $7.46 per share pursuant to the Black-Scholes valuation model. Additional option awards to Mr. Koppelman and Ms. Greenthal are described in footnote (5) and footnote (9), respectively. For the assumptions used in these valuations, see Note 2 to our 2006 audited financial statements included within our Annual Report on Form 10-K.

The stock award numbers reflect the aggregate value of quarterly grants of shares of our Class A Common Stock based on the closing price on the last business day of each fiscal quarter. The number of shares granted to each director each quarter was derived based on the cash value of the compensation to which each director was entitled for such quarter divided by the closing price of our Class A common stock on the last business day of such quarter. The respective prices per share of our Class A common stock were: $16.85 on March 31, $16.71 on June 30, $17.76 on September 29 and $21.90 on December 29, 2006. In addition, in connection with our 2006 Annual Meeting, each incumbent director received an option to purchase 7,500 shares of Class A Common Stock. The exercise price for the securities underlying the options granted in connection with the 2006 annual meeting was $17.31, the closing price of our stock on the day of our 2006 annual meeting.
(2)	Excluded from the table above is the compensation Mr. Koppelman received in April 2006 in connection with satisfying a certain performance threshold under his consulting agreement. In connection with that threshold, Mr. Koppelman received cash in the amount of $120,000, vested with respect to 3,750 restricted shares of our Class A Common Stock, and vested with respect to that portion of an option representing the right to purchase 10,000 shares of the Company’s Class A Common Stock at a price of $20.35 per share. Although Mr. Koppelman received this compensation during 2006, the Company considers this amount as prepaid compensation expense in connection with a product line that has not yet launched. Accordingly, we have not yet expensed these amounts and these amounts do not appear in this table.

As of December 31, 2006, Mr. Koppelman had options representing the right to purchase 432,500 shares of Class A Common Stock outstanding, of which options for 176,666 shares were exercisable and options for 255,834 shares were unexercisable, and 25,000 unvested shares and 536,252 vested shares of Class A Common Stock.
(3)	Mr. Koppelman elected to receive his director compensation as 25% stock (1,112 shares for 2006 services) and 75% cash.

(4)	The Company’s expense in connection with Mr. Koppelman’s stock awards for fiscal year 2006 consisted of: (i) approximately $20,113 as 25% of his director compensation, (ii) approximately $259,145 as the FAS 123R expense associated with his grant of 25,000 restricted shares of the Company’s Class A Common Stock on June 6, 2006 for his services as Chairman of the Board of Directors (which had a grant date fair value of $444,250), (iii) $315,000 representing the FAS 123R expense associated with the vesting of 50,000 restricted shares of the Company’s Class A Common Stock, granted in 2005, in connection with satisfying a performance threshold under his consulting agreement, and (iv) approximately $17,803 representing the FAS 123R expense associated with the vesting of 938 restricted shares of the Company’s Class A Common Stock, granted in 2005, in connection with satisfying another performance threshold under his consulting agreement.

(5)	The Company’s expense in connection with Mr. Koppelman’s options for fiscal year 2006 consisted of (i) $36,797 as the FAS 123R expense associated with his option to acquire 7,500 shares of the Company’s Class A Common Stock granted on May 17, 2006 in connection with his services as a continuing director, (ii) $38,159 as the FAS 123R expense associated with his grant of an option to purchase 25,000 shares of the Company’s Class A Common Stock granted on July 22, 2004 in connection with his becoming a director of the Company, (iii) $22,313 as the FAS 123R expense associated with the vesting of that portion of an option, granted in 2005, representing the right to purchase 2,500 shares of the Company’s Class A Common Stock in connection with satisfying a performance threshold under his consulting agreement; and (iv) $1,031,005 as FAS 123R expense associated with his vesting of an option to purchase 200,000 shares of the Company’s Class A Common Stock, which option was granted on January 24, 2005, in connection with satisfying a performance threshold under his consulting agreement.

(6)	Mr. Koppelman receives an amount of $725,000 per year pursuant to his 2005 consulting agreement described above. In addition, we expensed $30,000 in cash compensation in connection with Mr. Koppelman’s satisfaction of a performance threshold pursuant to his consulting agreement.

(7)	Mr. Boyko has elected to receive his director compensation as 100% stock (2,615 shares for 2006 services). Cash received represents payment in lieu of fractional shares. As of December 31, 2006, Mr. Boyko had options for 40,000 shares outstanding, of which options for 24,166 shares were exercisable and options for 15,834 shares were unexercisable, and Class A Common Stock for 5,945 vested shares.

(8)	Mr. Goldstein has elected to receive his director compensation as 50% stock (1,572 shares for 2006 services) and 50% cash, and to defer receipt of the stock portion until his services as a director end. As of December 31, 2006, Mr. Goldstein had options for 40,000 shares outstanding, of which options for 24,166 shares were exercisable and options for 15,834 were unexercisable, and Class A Common Stock for 3,718 vested shares.

(9)	Ms. Greenthal has elected to receive her director compensation as 25% stock (569 shares for 2006 services) and 75% cash. Ms. Greenthal was also granted an option to purchase 25,000 shares of our Class A Common Stock, with an exercise price of $16.95 per share, on February 16, 2006 in connection with joining our Board of Directors, and on May 17, 2006, Ms. Greenthal was granted an option to purchase 7,500 shares of our Class A Common Stock for her services an incumbent director. Ms. Greenthal’s February award had a grant date fair value of $249,750, assuming a price of $9.99 per share pursuant to the Black-Scholes valuation model. The grant date fair value of the May 2005 award is described in footnote (1) above. As of December 31, 2006, Ms. Greenthal had options for 32,500 shares outstanding, of which options for 8,333 shares were exercisable and options for 24,167 were unexercisable and Class A Common Stock for 569 vested shares.

(10)	Ms. Millard has elected to receive her director compensation as 25% stock (694 shares for 2006 services) and 75% cash. As of December 31, 2006, Ms. Millard had options for 40,000 shares outstanding, of which options for 24,166 shares were exercisable and options for 15,834 shares were unexercisable, and Class A Common Stock for 1,603 vested shares.

(11)	Mr. Siekman has elected to receive his director compensation as 50% stock (1,818 shares for 2006 services) and 50% cash. As of December 31, 2006, Mr. Siekman had options for 21,667 shares outstanding, of which 7,500 shares were exercisable and options for 14,167 shares were unexercisable, and Class A Common Stock for 16,055 vested shares. The amount shown also includes the FAS 123R expense associated with a grant made to Mr. Siekman in January 2005 of 20,000 restricted shares of our Class A Common Stock in recognition of his contributions as our Chairman during 2004, which grant vested immediately with respect to 5,000 shares with the balance vesting over 18 months.

(12)	Mr. Singer has elected to receive his director compensation as 25% stock (799 shares for 2006 services) and 75% cash and to defer receipt of the stock portion until his services as a director end. As of December 31, 2006, Mr. Singer had options for 40,000 shares outstanding, of which options for 25,833 shares were exercisable and options for 14,167 shares were unexercisable, and Class A Common Stock for 2,680 vested shares.

INFORMATION CONCERNING EXECUTIVE OFFICERS AND OUR FOUNDER
     The names, ages and certain background information about our executive officers, other than Susan Lyne, our President and Chief Executive Officer, whose biographical information is set forth above under “Election of Directors – Information Concerning Nominees,” and our Founder are set forth below.
     Martha Stewart, age 65, is the founder of the Company and the author of numerous books on the domestic arts, including Entertaining. Ms. Stewart served as our Chairman of the Board and Chief Executive Officer from our creation in 1996 until June 2003, when she resigned as a director, our Chairman and our Chief Executive Officer and assumed the position of Chief Creative Officer. Ms. Stewart continued to serve as our Chief Creative Officer until March 2004 when she resigned as Chief Creative Officer and assumed the position of Founder, a non-officer position.
     Robin Marino, age 52, has served as our President of Merchandising since June 2005. From 1999 to 2005, Ms. Marino was President and Chief Operating Officer of Kate Spade, Inc. Prior to that, she served in a variety of management positions for fashion and retail companies such as Burberry LTD (1997-1998), Donna Karan International, Inc. (1997-1998), Wathne LTD (1989-1996) and Federated Department Stores, Inc. (1977-1989).
     Gael Towey, age 55, has served as our Chief Creative Officer since May 2005. From 2001 through May 2005, she served as our Senior Executive Vice President and Creative Director, and from 1997 to 2001, served as our Executive Vice President, Art and Style and Creative Director. Prior to that, Ms. Towey worked for Martha Stewart Living magazine as the Design Director from 1996 to 1997 and as Art Director from 1990 to 1996. Ms. Towey also has an additional 15 years of experience in the publishing industry, including with House & Garden magazine, Clarkson N. Potter and Viking Press, Inc.
     Lauren Stanich, age 45, has served as our President, Publishing since May 2005. From March 2003 until May 2005, she served as Executive Vice President, President, Publishing and Internet/Direct Commerce. From January 1999 to March 2003, she served as our Executive Vice President, President, Publishing and, from 1997 until 1999, as our Senior Vice President, Consumer Marketing. Ms. Stanich worked as our Consumer Marketing Director and Book Publisher from 1995 to 1997 and as Consumer Marketing Director for Martha Stewart Living from 1991 to 1995. Ms. Stanich has an additional seven years of experience in marketing and publishing with Time, Inc.
     Sheraton Kalouria, age 41, has served as our President of Broadcasting since November 2005. From May 2000 through November 2005, he served as Senior Vice President, Daytime Programs for NBC, providing strategic and creative direction for the network’s daytime programming and consulting services for its Telemundo and PAX networks. From August 1993 through May 2000, Mr. Kalouria held several positions with ABC, where he managed the network’s Marketing, On-air Promotion and Synergy efforts for Children’s, Family and Daytime programming. Before joining ABC, Mr. Kalouria held client service positions with Grey Advertising in New York.
     Holly Brown, age 40, has served as our President of Internet since July 2006. She had been working as a consultant with the Company since October 2005. Prior to working with the Company, Ms. Brown worked at Yahoo! where she held various positions of increasing responsibility from 1999 to 2005, most recently as Chief of Staff for the Chief Operating Officer. Prior to that, she held business and general management positions in Yahoo! Finance, helping to build and develop the content property. Previously, Ms. Brown was an investment banker in mergers and acquisitions at Montgomery Securities and JP Morgan.
     Howard Hochhauser, age 36, became our Chief Financial Officer on July 25, 2006. Since March 7, 2006, Mr. Hochhauser had been in the office as Acting Chief Financial Officer. From March 2002 until March 2006, he served as the Company’s Vice President, Finance and Investor Relations. Prior to that, he served in various capacities of increasing responsibility within the finance department since joining the Company in May 2000. From 1996 to 2000, Mr. Hochhauser was at Bear, Stearns & Co. in the equity research department where he most recently served as Vice President. Prior to that, he worked at Credit Suisse First Boston and KPMG Peat Marwick.
     John Cuti, age 41, has served as our General Counsel since September 2005. Prior to this, Mr. Cuti served as General Counsel and Secretary of MortgageIT Holdings, Inc., a publicly traded real estate investment trust. Prior to joining MortgageIT Holdings in 2004, Mr. Cuti was a partner at Emery Celli Cuti Brinkerhoff & Abady PC in New York.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis set forth below with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.
Members of the Compensation Committee
Michael Goldstein
Rick Boyko
Jill A. Greenthal
The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy
          We strive to attract and retain executives with the rare combination of creative skill and managerial excellence. We believe we need the best talent in order to execute our strategy of leveraging our brand by developing quality content for our Publishing, Merchandising, Internet and Broadcasting businesses. Moreover, because we operate four distinct, but somewhat overlapping, business units, we structure our incentive compensation packages to encourage each Named Executive Officer (“NEO”) and other key executives to work for the overall corporate good – which we define as strong consolidated Adjusted EBITDA results – rather than only to improve the results in his or her own business, thereby aligning the NEO’s interests with those of stockholders. We discuss how we define Adjusted EBITDA and our use of it under “Management’s Discussion and Analysis” in our Annual Report on Form 10-K.
These core beliefs form the basis for our compensation philosophy:
o	paying our senior executives a base salary commensurate with their backgrounds, special skill sets, and responsibilities;

o	offering incentive cash bonuses conditioned not only on the executive’s individual performance but also on his or her contribution to the Company’s consolidated financial results; and

o	making grants of restricted stock that vest over time (and are subject to minimum ownership requirements) in order to induce executives to remain in our employ as well as align their interests with those of our other stockholders.
          Our Compensation Committee retains broad flexibility in the administration of our compensation packages. This flexibility is critical to our ability to retain our highly talented executive staff. For example, the Compensation Committee has made additional equity awards in order to reward individual contributions in years when our Company-wide performance triggered smaller payments, and has adjusted the size of a grant to reflect superior or subpar individual performance. Given the competitive landscape of our four primary businesses, and the competitive professional environment in New York City generally, we find this flexibility to be invaluable.
          The Compensation Committee reviews and administers the compensation program for each of our NEOs, certain other senior executives, and Martha Stewart, our Founder. Compensation is typically set at the first meeting each calendar year after reviewing performance for the past year and prospects for the year ahead. The Compensation Committee regularly meets with our CEO and CFO, both of whom provide insight into how individual executives are performing. For more information on the scope and authority of the Compensation Committee, see “Meetings and Committees of the Board – Compensation Committee.”

Approach to Establishing Total Compensation Levels
     Internal Review
          Our executives receive a mix of base salary, performance-based cash bonus, and long-term equity grants. We arrive at our total compensation level by determining appropriate levels for each element. Over the past several years, in an effort to align the interest of our business heads, we have narrowed the range of compensation packages for the presidents of our respective business units. In an attempt to create fairness and promote cooperation across the Company, our approach to setting compensation is to start with a basic premise that the business heads should make consistent base salaries, as adjusted by their individually negotiated hire letters. This narrowing has resulted in three of our NEOs earning base salaries of between $475,000 and $495,000 per year, each of whom is a president of a business unit. Mr. Hochhauser, our CFO, earns a lower base salary for reasons discussed below. The cash bonuses we pay represent target percentages of base salaries. While Ms. Stewart and Ms. Lyne have target bonuses of 100% of their base salary, our other senior executives, including our NEOs, fall into the category of executives with a target bonus of 70% of their base salaries. Our equity compensation also is generally proportional to an executive’s salary and company-wide performance, in each case subject to the Compensation Committee’s ability to increase or decrease the compensation.
          Our CEO is responsible for identifying qualified candidates for the Company’s executive team, and, together with our CFO, negotiates compensation packages consistent with our compensation philosophy, with the involvement (and subject to the approval) of the Compensation Committee. In approving hires at this level and applying both the general framework and the flexibility discussed above, our Compensation Committee considers many variables and their respective experience. While not formulaic or exhaustive, the variables the Compensation Committee has considered in the past include:
o	the experience, knowledge, and performance of the senior executive in question;

o	the competitive market for similar executive talent;

o	how critical the retention of any particular executive is to achieving the Company’s strategic goals;

o	the performance of the Company (and each of its operating segments) against internal performance targets;

o	how well an executive works across business segments to promote overall corporate goals; and

o	pre-existing employment agreements between the Company and an NEO.
Based on this analysis as described below, the Compensation Committee makes determinations as to each element of the compensation package.
     Market Review
          The Compensation Committee generally looks to several external sources in setting base salaries and annual increases to base salaries for our NEOs. While the Committee typically reviews this data only in connection with the base salaries we pay, each NEO’s annual cash bonus target is indirectly affected because it is determined as a percentage of the executive’s base salary for the year. The Compensation Committee uses publicly available sources to collect information on compensation trends and data on salaries relevant to our four operating segments and the New York region. Among the sources used are World at Work (formerly known as the American Compensation Association), Mercer Consulting, the Conference Board, Magazine Publishers of America, Towers Perrin and the Institute of Management and Administration (IOMA). None of these sources is dispositive, but each provides information that we consider when negotiating the initial base salaries, determining whether to award salary increases generally and, if so, in setting the maximum percentage increase to be implemented. The Compensation Committee also has engaged FWC, a compensation consultant, to provide compensation-related advice and information; however, FWC does not make specific recommendations regarding any individual’s compensation or any component thereof. The Compensation Committee then considers, on an individual basis, the appropriate amount to adjust the specific salary increase with respect to each NEO, up to the predetermined maximum amount. For more information on how the Committee used this data in determining base salaries in 2006, see “Analysis of Elements of Total Compensation – Base Salaries” below.

Analysis of Elements of Total Compensation
     Base Salaries
          While we believe it is appropriate for the total compensation package to be significantly conditioned on both the executive’s and the Company’s performance, we also recognize that compensation is consideration for services rendered by the executive. Put another way, because we demand long hours and dedicated service from our executives, even if the Company and the executive underperform, it would be difficult to retain services from an executive without paying a substantial base salary. Accordingly, and in order to remain competitive with peer companies in the New York metropolitan region, we believe we should pay appropriate base salaries to our NEOs and other senior executives.
          For 2006, the Compensation Committee decided to cap the merit increase at 3.6% of the prior year’s salary. This percentage was determined by the Compensation Committee based on its analysis and weighting of the same publicly available information it typically reviews on an annual basis, including annual salary surveys from World at Work, IOMA and Mercer Consulting. These surveys provided a range of median increases from 3.5% to 3.9% for 2006. The Compensation Committee used this data and its view of our operating results, inflationary pressures, and our historical salary increases to arrive at the 3.6% cap. Given this 3.6% cap, each of our NEOs was eligible to receive a raise in an amount up to the predetermined increase, subject to Ms. Lyne’s review of each NEO’s performance. Using similar criteria and analysis for 2007, the Compensation Committee has authorized merit increases of up to 3.7% for employees determined by their supervisors to be eligible to receive an increased salary. In order to make more funds available for deserving employees at less senior positions, none of our NEOs, nor any other senior executive officer, is receiving a salary increase for 2007.
          We have an agreement with Martha Stewart pursuant to which we pay her a salary of $900,000, the same amount provided for in Ms. Stewart’s initial employment agreement with the Company, entered into on October 22, 1999. When we hired Susan Lyne as Chief Executive Officer two years ago, we tied her salary to that of Ms. Stewart and that of our former CEO. The Compensation Committee believed that a salary of $900,000 was appropriate for a CEO with Ms. Lyne’s skills and background, given the demands of running a company that operates four distinct businesses.
          Our current Chief Financial Officer was promoted to the position of Acting CFO in March 2006 at a salary of $300,000 after working with our former CFO for several years. In July 2006, Ms. Lyne promoted Mr. Hochhauser to the CFO position. At that time, Ms. Lyne suggested, and the Compensation Committee approved, an increase in Mr. Hochhauser’s annual salary to $350,000, an amount between what he had made as head of Investor Relations and the salary paid to our former CFO. Our former CFO had received greater compensation due to his years of service and continued employment during turbulent times at the Company beginning in June 2002.
          Two of our other NEOs, Sheraton Kalouria and Robin Marino, are paid pursuant to relatively recent employment agreements. Their base salaries are $475,000 and $495,000, respectively. Ms. Stanich makes a base salary of $475,000. We made a larger adjustment to Ms. Stanich’s salary in 2006 to bring her compensation level in line with those of the Presidents of our other businesses. Ms. Stanich’s salary was raised to $475,000 from $429,733, an increase of 10.5%.
     Annual Cash Bonuses
          Our compensation philosophy includes granting annual cash bonuses reflecting the Company’s performance. We award annual cash bonuses to each NEO to reflect the breadth of their expertise and responsibility, and to make the cash component of our NEOs’ compensation competitive with that of their peers at competing firms. We maintain discretion to vary overall cash compensation for a given year by varying the size of the cash bonus based on corporate performance and individual performance. These cash bonuses reflect a material part of the NEOs’ overall compensation, with target payments ranging from 70%-100% of salary, depending on position and overall company performance, and subject to the Compensation Committee’s discretion to award bonuses greater or lower than the target if they deem it appropriate.
          The cash bonus target for all employees is set as a percentage of annual base salary. Because we believe that senior executives can have the greatest impact on the Company’s overall success, we typically set bonus targets as a higher percentage of base salaries for our most highly paid executives. Thus, for 2006, similar to past practice and in compliance with their respective employment agreements, Ms. Stewart and Ms. Lyne had targets at 100% of their salary. By contract, the Company guarantees that Ms. Stewart’s cash bonus will be at least 55% of her salary; neither Ms. Lyne not any other NEO has any such arrangement. The NEOs, other than Ms. Lyne, had targets of 70% of their base salary for 2006. Other Company executives, other than those paid on a commission basis, have targets ranging from 10% to 70%, depending on their relative pay, seniority, title and responsibility. We believe that offering larger potential targets to those with the most responsibility results in the greatest incentive to perform. The actual percentages we allocate to individual strata across the Company are the result of a combination of Compensation Committee judgment and individual contract negotiations.

          Company Performance. We award cash bonuses pursuant to the Martha Stewart Living Omnimedia, Inc. Annual Incentive Plan. The Compensation Committee considers overall corporate performance in determining the amount available to fund the overall bonus pool. Given the target percentage bonuses across the Company, the Compensation Committee funds the pool according to how the Company performs against budget. Budget is determined on a company-wide basis using Adjusted EBITDA before bonuses as the applicable measure. For purposes of calculating the size of the pool, we also exclude one-time, non-operational financial benefits to the Company (such as the favorable settlement of our arbitration with a former Japanese licensee) and costs (such as the settlement costs of our class action securities litigation) from the Adjusted EBITDA calculation. We consider Adjusted EBITDA to be a critical measure of operational health because it captures all of the revenue and ongoing operating expenses of our businesses without the influence of interest charges, taxes, the capital expenditure costs associated with depreciation and amortization, and the cost of non-cash equity compensation.
          In 2006, the Compensation Committee created a matrix, subject to annual adjustment, pursuant to which the size of the pool is adjusted based on whether actual Adjusted EBITDA is higher or lower than budgeted Adjusted EBITDA. For every dollar actual results exceed budget, $0.25 is allocated to the bonus pool; for every dollar shortfall against budget, $0.90 comes out of the budget pool. Thus, on a proportional basis, pool size is reduced from shortfalls far more than pool size is increased from performance in excess of targets. This way, the Committee believes there is a real incentive to enhance performance. We set the target at a level that is challenging, but achievable if our businesses perform well. For example, we missed the target for 2005, and the bonus pool available for executives was funded at only 70% of target. Excluding certain one-time benefits and costs, we exceeded our target in 2006, resulting in the pool being funded at 102.5% of target. Once the amount of the total pool is determined, the CEO allocates the pool across the various business units and departments. The NEO’s annual incentive bonuses are paid from this pool like all other employees described below.
          Bonus Conversion Policy. In an effort to provide management with another opportunity to align its interests with those of our stockholders, in February 2007, the Compensation Committee approved a bonus conversion policy (the “Bonus Conversion Policy”), pursuant to which a senior executive officer may elect to receive a portion of his or her bonus in Restricted Stock Units (“RSUs”) in lieu of cash. Under the Bonus Conversion Policy, for every $1 of cash that a qualified executive elects to forego, the executive receives that number of RSUs representing the right to receive shares of stock worth $1.15 on the date of the grant. Under the Bonus Conversion Policy, the executive must continue to be employed by the Company in order to receive the underlying shares representing the 15% of “surplus” value, which “surplus” shares vest in near equal annual installments over a three year period. The executive is entitled to delivery of the shares underlying the overall award in near equal annual installments over that same three year period, which installments include the vested portion of the “surplus” shares. If the executive’s employment were to terminate prior to the end of the three-year period, the executive would receive delivery of the balance of underlying shares, other than the unvested “surplus” shares which would be forfeited. The Bonus Conversion Policy is explained in detail in our Current Report on Form 8-K as filed with the Securities and Exchange Commission on February 27, 2007.
          Individual Performance. Ms. Lyne manages our NEOs, other than herself and Ms. Stewart. Ms. Lyne reviews the NEO’s performance against operating and strategic goals set for that executive during the previous year; she then further assesses each NEO’s individual performance by measuring the results of the NEO’s division, and the NEO’s contribution to the Company’s consolidated results. Based on this assessment, Ms. Lyne then recommends to the Compensation Committee what percentage of the target relative pool available to the NEOs each of the NEOs should receive. The Compensation Committee either accepts Ms. Lyne’s recommended bonus for each NEO (as well as the Founder and the senior executive officers within the Committee’s purview), or suggests other factors or outcomes. After these deliberations, the Compensation Committee approves a bonus for each such executive.
          Ms. Lyne’s target bonus was 100% of salary (as set forth in her employment agreement), or $900,000. The Compensation Committee, without Ms. Lyne’s participation, evaluates Ms. Lyne’s performance (and determines her bonus) by reviewing the Company’s overall Adjusted EBITDA, the performance of Ms. Lyne’s management team, and the Company’s success in achieving the goals contained in the Company’s five year plan created in July 2006. This year, the Compensation Committee determined that Ms. Lyne met those goals by, among other things, guiding the Company to better-than-budgeted financial results, and helping to consummate several key new business relationships. Accordingly, the Committee awarded Ms. Lyne a bonus of $950,000 (approximately 105% of her target). Ms Lyne participated in the Bonus Conversion Policy, and she elected to forego $100,000 of her cash bonus, receiving 6,053 RSUs valued at $115,000 on the date of the grant; these RSUs are subject to the vesting and forfeiture provisions discussed above.

          Mr. Hochhauser’s target was 70% of his salary, or $245,000. Mr. Hochhauser received a bonus of $245,000, or 100% of his target, based on accomplishment of his performance goals. Mr. Hochhauser was charged with developing a long-term strategic plan for the business; facilitating cross-business initiatives; creating a team to model and assess new business ventures; reducing outside service fees; and developing a succession plan for his department. Ms. Lyne determined that Mr. Hochhauser met each of his performance goals and that he should be paid his target bonus; the Compensation Committee agreed with this assessment and approved the bonus. Mr. Hochhauser participated in the Bonus Conversion Policy, and he elected to convert $50,000 (or 20%) of his cash bonus, receiving 3,026 RSUs, valued at $57,500 on the date of the grant; these RSUs are subject to the vesting and forfeiture provisions discussed above.
          Ms. Stewart’s target bonus was 100% of salary, or $900,000, though her employment agreement permits the Company to pay her up to 150%. Though Ms. Stewart does not report to the CEO, Ms. Lyne informed the Compensation Committee that, in her view, Ms. Stewart had worked assiduously throughout the year, not only producing and starring in the Company’s daily television program, but also contributing creatively to all aspects of the business, and traveling around the country to promote the Company’s products and brands. Ms. Stewart is guaranteed $495,000 of bonus pursuant to her employment agreement. Based on Ms. Stewart’s hard work and productivity, the members of the Compensation Committee recommended to the Board, and the Board agreed, to approve a total bonus of $1,000,000 to Ms. Stewart (approximately 110% of her target).
          Mr. Kalouria’s target was 70% of his salary, or $332,500. Mr. Kalouria received a bonus of $235,000, or approximately 70% of his target. Mr. Kalouria’s individual goals included developing a long-range plan for the television business; participating in cross-business corporate development; restructuring and creating a team to manage “The Martha Stewart Show” and the infrastructure to develop and support new programming; and developing a business model to exploit our library of content. Ms. Lyne determined that Mr. Kalouria had not fully met each of his performance goals. As a result, she recommended and the Compensation Committee agreed that he receive approximately 70% of his target bonus.
          Ms. Marino’s target was 70% of her salary, or $346,500. Ms. Marino received a bonus of $425,000 or approximately 120% of her target. In addition to developing and participating in cross-business initiatives, Ms. Marino was charged with consummating our licensing arrangement with Macy’s; creating infrastructure to negotiate and execute new licensing agreements while effectively managing pre-existing relationships; working with other members of the executive staff to identify and attract new design talent; and identifying compatible brands for future development. Ms. Lyne determined that Ms. Marino had met each of her performance goals, and in fact exceeded several of them. Accordingly, Ms. Lyne recommended and the Compensation Committee approved a bonus that was approximately 120% of the target. Ms. Marino participated in the Bonus Conversion Policy, and she elected to forego $50,000 of her cash bonus, receiving 3,026 RSUs instead, valued at $57,500 on the date of the grant; these RSUs are subject to the vesting and forfeiture provisions discussed above.
          Ms. Stanich’s target was 70% of her salary, or $332,500. Ms. Stanich received a bonus of $400,000, or 120% of her target. Ms. Stanich was charged with increasing the number of advertising pages sold and rate paid for those pages, and with developing and running more profitable books and weddings businesses. She also was responsible for overseeing the launch of Blueprint, our newest magazine. Ms. Lyne determined that Ms. Stanich met each of her goals, and exceeded expectations in overseeing a very strong year for the Company’s largest business. As a result, the Compensation Committee agreed with Ms. Lyne’s recommendation and awarded Ms. Stanich a bonus that was approximately 120% of her target.
          We believe our bonus process appropriately considers Company-wide performance and individual contributions. This process of allocating funds to the available bonus pool based on Company-wide performance, while allowing managers to make actual awards based on individual performance, satisfies one of our key objectives of flexibility while also making our bonus program easy to administer and communicate to our employees. We believe that tying the funding of the bonus pool to Company-wide performance minimizes intra-company competition between divisions and reflects the fact that even though certain of our businesses, for example television broadcasting, might not generate positive Adjusted EBITDA, they do make an indirect positive contribution (for example, through promotion of our other businesses) to consolidated financial results.
          There are, however, occasional anomalies that the Compensation Committee has the discretion to address. For example, when one segment out-performs the others, there can be an unintended consequence of seeming unfairness with respect to bonus payments. Our approach to date in such cases has been to address such inequities through equity grants rather than cash. We used that approach last year when we granted additional shares of restricted stock to Ms. Stanich because of the very strong performance of our publishing business in 2005, a year in which for a variety of factors the bonus pool was funded at only approximately 70% due to the underperformance vis a vis budget of other of our business segments.

     Long-Term Incentive Compensation
          Our compensation objective of retaining the best people for the job leads us to make annual grants of Company stock. Because these awards vest over time, they provide incentive for our NEOs to stay with the Company over the long term. These equity awards also provide additional flexibility to the Compensation Committee to reward superior, or reflect subpar, performance by senior executive officers. Thus, in 2006, the size of annual equity grants made to certain NEOs and other senior executive reflected their 2005 performance, as evaluated by the CEO and the Compensation Committee.
          With respect to long-term incentive compensation, our NEOs and other executives receive equity grants under the 1999 Stock Incentive Plan. We typically grant equity to new executives upon commencement of employment with MSO and to all existing executives annually, with such grants vesting over time (usually, ratably over three years). We believe that such equity grants align the executive’s interests with those of our other stockholders. Moreover, restricted shares, vesting over time, provide a financial incentive for the executive to remain employed by the Company. All stock options granted by MSO have been nonqualified stock options and have had exercise prices equal to or greater than the fair market value of the underlying stock at the time of grant.
          Form of Equity Grants and Grant Practices. Since 2005, we have been issuing equity under our employee incentive plan in the form of restricted stock rather than options. These grants are generally made to executives with the rank of Assistant Vice President and above, which includes all of the NEOs. We refer to this group of executives as Executive Level Incentive Program employees, or “ELIPS” employees. We made this choice to make the awards to ELIPS employees in the form of restricted stock grants because the volatility in our stock price several years ago made options generally less attractive to our employees because of the risk that they would not have any value at the time of vesting. Changes to the accounting treatment for stock options as a result of FAS 123R also made options less attractive to the Company because we had to recognize a charge for the value of an option when granted that might be disproportionate to the value received by the recipient upon exercise. We believe restricted shares motivate employees to work for the long-term interests of the Company. We still retain discretion to award options. We did so in connection with the original employment agreement with Ms. Lyne, and may issue options in cases such as extraordinary performance by our Founder or executive officers, as well as to some consultants and our directors. We may choose in the future to revert to issuing options in lieu of or in addition to shares of restricted stock.
          All stock options granted by MSO have been nonqualified stock options and have had exercise prices equal to or greater than the closing market value of the underlying stock on the date of grant. The date of grant for equity awards granted to senior executive officers is the date of Compensation Committee approval. Annual equity awards to executives are made at pre-established meetings of the Compensation Committee, typically in February of each year. We do not have a program, plan or practice of timing the grant of equity awards in coordination with the release of material non-public information.
          Discretion and weighting of grants. When determining the number of restricted shares to grant to our NEOs, we consider the executive’s level of responsibility, competitive practices, and other relevant factors. For example, in 2006, we made no grant to Mr. Follo, our former CFO, as he had already indicated his intention to leave the Company. Similarly, Mr. Kalouria did not receive an equity grant in 2006 as he had received an award in late 2005 upon signing his initial employment agreement.
          We tend to make these awards in bands that correlate closely to an executive’s title (e.g., Senior Vice Presidents receive larger grants than Vice Presidents), but, as noted above, an individual executive’s performance in the prior fiscal year might result in his or her receiving a greater or lesser grant. For example, the Compensation Committee granted additional restricted stock to Ms. Stanich in 2006 to reflect the outstanding performance of our Publishing division in 2005, a year in which the Company as a whole failed to meet performance targets, and the grants made to NEOs and certain other senior executive officers in 2007 reflected the performance of such executives in 2006. In addition to providing another form of performance-based consideration for the services rendered by our NEOs, we make equity grants for two basic reasons: (i) to retain the executives by increasing the overall future value of their total compensation by having the grants vest over a period of years, and (ii) to give financial incentives to our NEO’s to bring about long-term, Company-wide improvements in Adjusted EBITDA, thereby further aligning the executive’s interests with those of our other stockholders.
          When determining the size of a grant, the Compensation Committee generally does not consider the equity ownership levels of the recipients or prior awards. We believe that our long-term compensation program should not penalize employees who have been here for a long time or who have accumulated more equity by paying them less in the current period.

          While new executive hires typically are issued stock at the time of their employment offers, we generally make annual awards at the first meeting of the Compensation Committee for each year following the availability of financial results for the prior year. This timing allows us to consider performance from the prior year when determining compensation. The Compensation Committee approved these grants for the NEOs receiving such awards on February 16, 2006 for the 2006 fiscal year, and on February 2, 2007 for the 2007 fiscal year.
          For 2006, we made no grant to Mr. Follo, our former CFO, as he had already indicated his intention to leave the Company; nor did we make a grant at that time to Mr. Hochhauser in light of his anticipated elevation to the CFO role. In July 2006, Mr. Hochhauser was granted 20,000 restricted shares in connection with his appointment as new CFO. Mr. Kalouria did not receive a grant in 2006, as he had received an award in late 2005 upon signing his initial employment agreement. Ms. Marino received a grant of 12,500 shares of restricted stock in February 2006. Ms. Stanich received a grant of 15,625 shares in February 2006. As discussed above, Ms. Stanich received a larger annual grant than her peers because of the very strong performance of our publishing business in 2005, a year in which the cash bonus pool for executives was funded at only approximately 70% due to the underperformance vis a vis budget of other of our business segments.
          In February 2007, the Compensation Committee approved equity grants to our senior executive officers, including our NEOs. The Compensation Committee approved grants of restricted stock to our NEOs in the following amounts:

o	Mr. Hochhauser	12,500 shares
o	Ms. Marino	15,000 shares
o	Mr. Kalouria	10,000 shares
o	Ms. Stanich	15,000 shares
          Our restricted stock grants are made pursuant to our 1999 Stock Incentive Plan. The grants mentioned above vest 33% on January 1, 2008, 33% on January 1, 2009 and 34% on January 1, 2010, reflecting our philosophy of making grants that vest ratably over a period of three years based on continued service. In 2006, we accelerated vesting for Mr. Follo pursuant to his separation agreement with the company, as described below under “Potential Payments Upon Termination or Change in Control.”
     Perquisites and Personal Benefits
          We generally do not provide our NEOs with perquisites found at many other companies. Certain of our NEOs received additional remuneration consistent with our approach to hiring and retaining key personnel. In the case of Robin Marino, our President of Merchandising, who lives a good distance from New York City, the Compensation Committee agreed to increase total compensation by $50,000 in the form of rent reimbursement for an apartment near the Company’s offices. This decision was made in keeping with the objective of applying a flexible approach to addressing specific needs of our NEOs. In the case of Mr. Kalouria, who was living in Los Angeles when the Company hired him in November 2005, we agreed to pay him for the costs of relocating to New York (including payment by the Company of certain tax obligations incurred in connection with his relocation), plus temporary housing.
          We provide Ms. Stewart with use of an aircraft leased by the Company. We require Ms. Stewart to have home security systems and backup power systems and to use a car service under certain circumstances. We believe that all of these security costs are legitimate business expenses, but we also recognize that these costs can be viewed as personal benefits. Ms. Stewart’s use of the car service on weekends is expensed as compensation.
          Martha Stewart uses our aircraft for personal travel on a limited basis. The aggregate incremental cost to the Company during fiscal 2006 of such use is reflected in the Summary Compensation Table below. We calculate that incremental cost by using the per-hour expense approach. We calculate that hourly expense by adding to the contractual hourly rate the federal excise tax of 7.5% and an estimated fuel cost. The resulting per-hour rate is then multiplied by the number of hours Ms. Stewart used the plane for personal travel to arrive at the expense associated with that perquisite.
     Deferred Compensation
          Senior management is eligible to participate in the Company’s 401(k) plan on the same terms as other eligible management-level employees, including Company matching contributions.

     Employee Stock Ownership/Retention Guidelines
          In March 2005, the Compensation Committee approved stock ownership guidelines for our Chief Executive Officer and the executive officers who report directly to the Chief Executive Officer, including each of the NEOs, to further align their interests with the interests of our stockholders. These executives are required to own shares of our common stock with a value equal to a multiple of their base salary. The guidelines are five times base salary for the Chief Executive Officer and two times base salary for the executive officers who report directly to the Chief Executive Officer. The number of shares required to be held is calculated by dividing the required dollar amount by $22.06 per share, the price per share that was fixed when the Compensation Committee established the stock ownership guidelines. We determined these multiples by reviewing the policies of other companies as presented to us in a survey provided to us by FWC. At the end of 2006, the dollar value of shares required to be held by each of our NEOs is as follows:

Susan Lyne:	$4,500,000 (or 203,990 shares @ $22.06/share)
Howard Hochhauser:	$700,000 (or 31,730 shares @ $22.06/share)
Sheraton Kalouria:	$950,000 (or 43,060 shares @ $22.06/share)
Robin Marino:	$990,000 (or 44,880 shares @ $22.06/share)
Lauren Stanich	$950,000 (or 43,060 shares @ $22.06/share)
          Newly hired or promoted individuals, such as Mr. Hochhauser, Mr. Kalouria, and Ms. Marino, are required to hold at least 75% of their shares of vested restricted stock (after accounting for shares surrendered to pay tax obligations) or stock options (after accounting for the exercise price) before they are permitted to sell shares of Company stock. These individuals are deemed to be in compliance with our guidelines while accruing the share thresholds required of them pursuant to this policy. As a result, all NEOs are in compliance and the Company has not granted a waiver from these guidelines. Ms. Stewart, who owns a majority of the Company’s stock, is not subject to the guidelines.
     Tax Issues
          The Compensation Committee also oversees compliance with Internal Revenue Code Section 162(m), which generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer or any of the other four most highly compensated executive officers, subject to certain exceptions. The Compensation Committee believes, however, that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our stockholders. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future, when appropriate.

          The table below summarizes the total compensation paid or earned by each NEO as well as our Founder, for the fiscal year ended December 31, 2006.
SUMMARY COMPENSATION TABLE

						Non-Equity
				Stock	Options	Incentive Plan
			Bonus	Awards	Awards	Compensation	All Other
Name and Principal Position	Year	Salary	(1)	(2)	(2)	(3)	Compensation		Total
Susan Lyne (4)	2006	$900,000	—	$1,050,377	$1,496,483	$950,000	$8,922	(5)	$4,405,782
CEO

Howard Hochhauser (6)	2006	311,500	—	109,446	4,461	245,000	7,083	(7)	677,490
CFO

Martha Stewart (8)	2006	900,000	$495,000	—	32,391	505,000	163,785	(9)	2,096,176
Founder

Robin Marino (10)	2006	495,000	—	483,286	—	425,000	57,742	(11)	1,461,028
President, Merchandising

Sheraton Kalouria (12)	2006	475,000	—	124,067	—	235,000	395,622	(13)	1,229,689
President, Broadcasting

Lauren Stanich (14)	2006	475,000	—	226,176	15,931	400,000	7,409	(15)	1,124,516
President, Publishing

James Follo (16)	2006	78,895	—	245,747	66,250	55,227	235,854	(17)	681,973
Former CFO

(1) Under the new executive compensation disclosure rules issued by the SEC, payments in prior years which the Company previously reported as a bonus are disclosed for the current year in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and in the Grants of Plan-Based Awards Table below to the extent they do not represent mandatory payments.
(2) Amounts indicated represent the dollar amount recognized for financial statement reporting purposes for each individual during fiscal 2006. These amounts disregard any estimates based on forfeitures relating to service-based vesting conditions. These numbers are not necessarily indicative of the intended cash equivalent value of each grant, which amount is represented in the “Grants of Plan Based Awards” table. For the assumptions used in the valuations used for this Summary Compensation Table, see Note 2 to our 2006 audited financial statements included within our Annual Report on Form 10-K.
(3) Amounts represent the actual annual incentive compensation payments to each officer pursuant to our annual incentive plan. For additional information on these awards, see the “Grants of Plan Based Awards Table” below and “Compensation Discussion and Analysis”.
(4) Under her employment agreement, Ms. Lyne receives an annual base salary of $900,000, subject to annual review. Ms. Lyne’s stock awards entry includes (i) $931,000, the FAS 123R expense associated with 200,000 shares of our Class A Common Stock awarded to her in November 2004 in connection with her becoming CEO, and (ii) $119,377 representing the FAS 123R expense associated with the equity she elected to receive in lieu of part of her cash bonus in 2005. Ms. Lyne’s option awards include (i) $1,453,003, the FAS 123R expense associated with her option to purchase 400,000 shares of our Class A Common Stock, and (ii) $43,480, the FAS 123R expense associated with the option to purchase 25,000 shares of our Class A Common Stock awarded to her upon joining our board prior to becoming an employee of the Company. For 2006, Ms. Lyne was awarded a cash bonus in the amount of $950,000 but elected to convert $100,000 of that amount into restricted stock units valued at up to $115,000 pursuant to the Company’s Bonus Conversion Policy. The $15,000 surplus value remains at risk and does not appear in the table above.
(5) Consists of matching contribution made to Ms. Lyne’s 401(k) account in the amount of $6,600 and life insurance premiums of $2,322 paid by the Company in 2006.

(6) Mr. Hochhauser became our Chief Financial Officer in July 2006 at a salary of $350,000, which he was paid for five months during 2006. Prior to being named CFO, Mr. Hochhauser was interim CFO at a salary of $300,000 for five months, prior to which Mr. Hochhauser made a salary of $244,000. Mr. Hochhauser was awarded $245,000 but elected to convert $50,000 of that amount into restricted stock units valued at up to $57,500 pursuant to the Company’s Bonus Conversion Policy. The $7,500 surplus value remains at risk and does not appear in the table above.
(7) Consists of matching contributions made to Mr. Hochhauser’s 401(k) account in the amount of $6,600 and life insurance premiums of $483 paid by the Company in 2006.
(8) Under her employment agreement, Ms. Stewart receives an annual base salary of $900,000 and a guaranteed cash bonus equal to 55% of her annual base salary, or $495,000. The remainder of her bonus, or $505,000, was determined by the Compensation Committee as a result of Company performance in 2006.
(9) Represents value of certain payments made by the Company for Ms. Stewart’s benefit, including $6,731 for life insurance premiums, as well as $39,181 for Ms. Stewart’s personal use of the Company’s plane as calculated on a per-hour expense approach of $3,320 per hour. In addition, Ms. Stewart receives an annual non-accountable expense allowance of $100,000 per year. The expense associated with Ms. Stewart’s weekend use of the car service provided by the Company was $17,873.
(10) Under her employment agreement, Ms. Marino receives an annual base salary of $495,000. Ms. Marino was awarded $425,000 but elected to convert $50,000 of that amount into restricted stock units valued at up to $57,500 pursuant to the Company’s Bonus Conversion Policy. The $7,500 surplus value remains at risk and does not appear in the table above.
(11) Consists of matching contributions made to Ms. Marino’s 401(k) account of $6,600 and life insurance premiums of $1,242 paid by the Company in 2006. Also includes reimbursement payments by the Company to Ms. Marino in the amount of $49,900 for the rental of her apartment in New York City pursuant to her amended employment letter. For more information, see “Compensation Discussion and Analysis”.
(12) Under his employment agreement, Mr. Kalouria receives an annual base salary of $475,000. Mr. Kalouria was awarded $235,000 as his annual bonus for 2006.
(13) Consists of matching contributions made to Mr. Kalouria’s 401(k) account of $6,600 and life insurance premiums of $540 paid by the Company in 2006. In addition, pursuant to the terms of Mr. Kalouria’s employment agreement, the Company reimbursed Mr. Kalouria in the amount of $388,482 during 2006 in connection with his relocation and temporary housing, which expense included payment by the Company of certain tax obligations incurred in connection with the relocation.
(14) Ms. Stanich receives an annual base salary of $475,000. Ms. Stanich was awarded $400,000 as her annual bonus for 2006.
(15) Consists of matching contributions made to Ms. Stanich’s 401(k) account of $6,600 and life insurance premiums of $809 paid by the Company in 2006.
(16) Mr. Follo was Chief Financial Officer until March 7, 2006, receiving nine weeks of his annual salary of $455,840, or $78,895. Other amounts represent (i) $245,747 FAS 123R expense related to stock award made to Mr. Follo on January 20, 2005 in the amount of 15,625 shares, (ii) $66,250 expense related to an option modification charge taken by the Company in connection with the acceleration of Mr. Follo’s options upon termination, and (iii) $55,227 representing his accrued target bonus through the date of his termination.
(17) Consists of one-time payment to Mr. Follo of $227,920 upon termination of employment with the Company. Also includes $187 in life insurance premiums paid by us in 2006, as well as $7,747 in COBRA expenses paid for by us in 2006 pursuant to our separation agreement with Mr. Follo.

GRANTS OF PLAN-BASED AWARDS IN 2006

						Full
					All Other	grant
					Stock	date
					Awards:	fair
					Number	value of
					of Shares	each
		Estimated Possible Payouts Under			of Stock	equity
	Grant	Non-Equity Incentive Plan Awards (1)			or Units	award
Name	Date	Threshold	Target	Maximum	(#) (2)	(3)
Susan Lyne (4)	2/16/06	—	$900,000	$1,350,000	23,639 (5)	$419,119
Howard Hochhauser	2/16/06	—	245,000	—	20,000	300,800
Martha Stewart(6)	2/16/06	—	405,000	$855,000	—	—
Robin Marino	2/16/06	—	346,500	—	12,500	210,625
Sheraton Kalouria	2/16/06	—	332,500	—	—	—
Lauren Stanich	2/16/06	—	332,500	—	15,625	263,281
James Follo	2/16/06	—	55,227	—	—	—

(1)	Amounts represent target amounts payable to each officer pursuant to our 2006 annual incentive plan, which plan does not have specific thresholds or maximums. Ms. Lyne has a maximum pursuant to her employment agreement. The actual amounts paid varied for certain of our NEOs from the stated targets. Ms. Stewart receives a guaranteed bonus each year in addition to her incentive compensation. For the actual amounts paid to each officer pursuant to this plan, see the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For a discussion of the performance targets associated with these awards see “Compensation Discussion and Analysis — Annual Cash Bonuses – Individual Performance”.

(2)	Amounts represent the grants of restricted stock pursuant to our long-term incentive plan in 2006. 33% of each award, other than Ms. Lyne’s as described in note (5) below, vests on the 1st anniversary of the grant date, 33% of each award vests on the 2nd anniversary of the grant date and the remaining 34% of each award vests on the 3rd anniversary of the grant date. Each NEO is entitled to receive dividends with respect to the restricted stock if dividends are paid with respect to our Class A Common Stock.

(3)	Amounts represent the full grant date fair value assuming the closing price of the stock on the last business day before the grant of the stock award as required by our 1999 Stock Incentive Plan. The applicable prices and dates are as follows: $17.73 for Ms. Lyne’s grant on March 6; $15.04 for Mr. Hochhauser’s grant on July 24; and $16.85 for grants to Ms. Marino and Ms. Stanich on February 21.

(4)	Ms. Lyne is eligible to receive a bonus of up to 150% of her salary, or $1,350,000.

(5)	For her performance in 2005, Ms. Lyne elected to forego a cash award and requested that some of the funds allocated to her be reallocated to the general bonus pool. Amount represents restricted shares of our Class A Common Stock issued to Ms. Lyne in connection with her 2005 bonus granted on March 6, 2006. 33% of that grant vested on January 1, 2007, 33% will vest on January 1, 2008 and 24% of which will vest on January 1, 2009.

(6)	Ms. Stewart receives a guaranteed bonus of $495,000 per year. In addition, she is eligible to receive up to $855,000 in additional awards, bringing her total potential bonus up to $1,350,000.

Employment Agreement With Martha Stewart
     We entered into a five-year employment agreement with Martha Stewart on September 17, 2004. During the term of the agreement, Ms. Stewart serves as our Founder, a non-officer position. Ms. Stewart receives a base salary of $900,000 per year, subject to annual review by the Board of Directors and increases at the Board’s discretion. Ms. Stewart is entitled to an annual cash bonus in an amount determined by the Board based on the achievement of company and individual performance goals established by the Compensation Committee for each fiscal year, with a target annual bonus equal to 100% of base salary and a maximum annual bonus equal to 150% of base salary, but in no event less than 55% of base salary. Ms. Stewart was not entitled to earn base salary or annual bonus in respect of her period of imprisonment arising out of her personal sale of non-Company stock but was entitled to earn base salary and annual bonus in respect of her work during her period of home confinement.
     Ms. Stewart is entitled to participate in all of our welfare benefit plans and programs for the benefit of our senior executives, on a basis no less favorable than in effect immediately prior to the effective date of the employment agreement, and is eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by us for the benefit of our senior executives, other than any equity-based incentive plans, severance plans, retention plans and any annual cash incentive plan, on a basis no less favorable than in effect immediately prior to the effective date of the employment agreement. Ms. Stewart is entitled to reimbursement for all business, travel and entertainment expenses on a basis no less favorable than in effect immediately prior to the effective date of the employment agreement and subject to our current expense reimbursement policies. We are also required to provide Ms. Stewart with automobiles and drivers on a basis no less favorable than in effect immediately prior to the effective date of the employment agreement, and certain other benefits. In addition, Ms. Stewart receives an annual non-accountable expense allowance of $100,000 per year.
     See “Potential Payments Upon Termination or Change in Control” for a discussion of severance payments payable under Ms. Stewart’s employment agreement.
Employment Agreement With Susan Lyne
     On November 11, 2004, we entered into an employment agreement with Susan Lyne, pursuant to which Ms. Lyne serves as President and Chief Executive Officer. The agreement is for a term expiring December 31, 2007, subject to automatic one year extensions if neither we nor Ms. Lyne gives notice to the other of an intention not to renew the agreement on or prior to six months prior to the then-scheduled expiration date. Ms. Lyne receives a base salary of $900,000 per year, subject to annual review by the Board and increase in the Board’s discretion. Ms. Lyne is entitled to an annual bonus in an amount determined by our Compensation Committee based on the achievement of performance goals established by our Compensation Committee for each calendar year, with a target annual bonus equal to 100% of base salary and a maximum annual bonus equal to 150% of base salary.
     Ms. Lyne is entitled to participate in our employee benefit plans, policies, programs, perquisites and arrangements that we provide generally to our similarly situated employees (excluding for this purpose Martha Stewart) to the extent she meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement. We will reimburse Ms. Lyne for all reasonable business expenses, including first class transportation or travel on a private plane to the extent that the private plane is available.
     The employment agreement contains customary confidentiality, non-competition, non-solicitation and indemnification provisions. Under the agreement, Ms. Lyne cannot compete with us or solicit our employees during her term of employment. In addition, if Ms. Lyne’s employment terminates, other than due to expiration of the agreement, the noncompetition and nonsolicitation restrictions continue for 12 months after the termination of employment.
     See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable under Ms. Lyne’s employment agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
(as of fiscal year ended December 31, 2006)

	Option Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or		Market Value of
	Underlying	Underlying			Units of		Shares or Units of
	Unexercised	Unexercised	Option	Option	Stock That		Stock That Have
	Options	Options	Exercise	Expiration	Have Not		Not Vested
Name	Exercisable	Unexercisable	Price	Date	Vested		(1)
Susan Lyne	266,667 (2)	133,333 (2)	$18.57	11/11/2014	50,000	(3)	$1,095,000	(3)
	16,667 (2)	8,333 (2)	8.97	06/21/2014	23,639	(3)	517,694	(3)

Howard Hochhauser	2,000	—	6.78	08/09/2012	3,125	(4)	68,438	(4)
					20,000	(4)	438,000	(4)

Martha Stewart	150,000 (5)	—	15.90	02/15/2012	—		—
	150,000 (5)	—	25.56	02/25/2010	—		—

Robin Marino	—	—	—	—	30,150	(6)	660,285	(6)
					12,500	(6)	273,750	(6)

Sheraton Kalouria	—	—	—	—	13,400	(7)	293,460	(7)

Lauren Stanich	—	—	—	—	7,813	(8)	171,105	(8)
					15,625	(8)	342,188	(8)

James Follo	—	—	—	—	—		—

(1)	Market value is calculated by multiplying the number of unvested shares by $21.90, the closing market price of our common stock on December 29, 2006, the last trading day of 2006.

(2)	As part of her employment agreement, on November 11, 2004 Ms. Lyne received an option to acquire 400,000 shares. Pursuant to that agreement, the option has vested with respect to 266,667 shares and will vest with respect to the remaining 133,333 shares on November 11, 2007. In addition, on June 21, 2004, prior to her employment by us, Ms. Lyne received an option to acquire 25,000 shares upon being elected to the Company’s Board of Directors. This second option grant has vested with respect to 16,667 shares, and will vest with respect to the remaining 8,333 shares on June 21, 2007.

(3)	In 2004, Ms. Lyne was granted 200,000 shares of restricted Class A Common Stock in connection with her employment agreement. 150,000 shares of restricted stock from this grant have vested. The remaining 50,000 shares will vest on November 11, 2007. As of December 29, 2006, the 50,000 unvested shares had a market value of $1,095,000. In addition, in 2005, the Compensation Committee awarded Ms. Lyne a cash bonus of $625,000. Ms. Lyne, however, voluntarily chose to forego that cash bonus, requesting that the Compensation Committee take $200,000 in cash that otherwise would have been payable to her and allocate those funds to the general bonus pool. With respect to the remaining $425,000 in value that otherwise would have been payable, Ms. Lyne received a grant of 23,639 shares of restricted Class A Common Stock, 33% of which grant vested on January 1, 2007, and the balance of which will vest ratably on January 1, 2008, and January 1, 2009. As of December 29, 2006, the last trading day of 2006, the 23,639 unvested shares had a market value of $517,694.

(4)	In 2005, Mr. Hochhauser was granted 6,250 shares of restricted Class A Common Stock of which 3,125 shares have vested. The remaining 3,125 shares will vest on January 1, 2008. As of December 29, 2006, the 3,125 unvested shares had a market value of $68,438. In July 2006, Mr. Hochhauser was granted 20,000 shares of restricted Class A Common Stock in connection with becoming Chief Financial Officer. This grant will vest ratably on July 24, 2007, 2008 and 2009. As of December 29, 2006, the 20,000 unvested shares had a market value of $438,000.

(5)	Ms. Stewart received an option to purchase 150,000 shares of Class A Common Stock on February 15, 2002 at a price of $15.90 per share. Ms. Stewart also received an additional option to purchase 150,000 shares of Class A Common Stock on February 25, 2000 at a price of $25.56 per share.

(6)	Ms. Marino became President, Merchandising in May 2005. In connection with her employment agreement, Ms. Marino received a grant of 45,000 shares of restricted Class A Common stock. Of this grant, 14,850 shares have vested and the remaining 30,150 shares will vest ratably on June 8, 2007 and June 8, 2008. As of December 29, 2006, the 30,150 unvested shares had a market value of $660,285. In February 2006, Ms. Marino received a grant of 12,500 shares of restricted Class A Common stock, 33% of which vested on February 21, 2007, and the balance of which will vest ratably on February 21, 2008 and 2009. As of December 29, 2006, these 12,500 unvested shares had a market value of $273,750.

(7)	Mr. Kalouria became President, Television/Broadcasting in 2005. In connection with his employment agreement, Mr. Kalouria received a grant of 20,000 shares of restricted Class A Common Stock. Of this grant, 6,600 shares have vested and the remaining 13,400 shares will vest ratably on November 21, 2007 and November 21, 2008. As of December 29, 2006, these 13,400 unvested shares had a market value of $293,460.

(8)	On January 20, 2005 Ms. Stanich received a grant of 15,625 shares of restricted stock, of which 7,812 shares have vested. The remaining 7,813 shares will vest on January 1, 2008. As of December 29, 2006, the 7,813 unvested shares had a market value of $171,105. On February 21, 2006, Ms. Stanich received an additional grant of 15,625 shares of restricted Class A Common Stock, 33% of which vested on February 21, 2007, and the balance of which will vest ratably on February 21, 2008 and 2009. As of December 29, 2006, these 15,625 unvested shares had a market value of $342,188.

OPTION EXERCISES AND STOCK VESTED DURING 2006

	Option Awards		Stock Awards
			Number of
	Number of Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
Name	Exercise	on Exercise	Vesting	Vesting
Susan Lyne	—	—	50,000	$1,047,500	(1)
Howard Hochhauser	—	—	—	—
Martha Stewart	—	—	—	—
Robin Marino	—	—	14,850	264,182	(2)
Sheraton Kalouria	—	—	6,600	139,260	(3)
Lauren Stanich	—	—	—	—
James Follo (4)	25,000	$255,750	15,625	270,313	(5)

(1)	Value realized was calculated by multiplying (i) the number of shares vested by (ii) the closing price of our Class A Common Stock on the date prior to vesting, November 10, 2006, or $20.95.

(2)	Value realized was calculated by multiplying (i) the number of shares vested by (ii) the closing price of our Class A Common Stock on the date prior to vesting, June 7, 2006, or $17.79.

(3)	Value realized was calculated by multiplying (i) the number of shares vested by (ii) the closing price of our Class A Common Stock on the date prior to vesting, November 20, 2006, or $21.10.

(4)	Mr. Follo left the Company on March 7, 2006. On March 21, 2006, Mr. Follo exercised the options he had representing the right to acquire 25,000 shares (at a strike price of $6.78), which had the value of $255,750 on exercise.

(5)	Value realized was calculated by multiplying (i) the number of shares vested by (ii) the closing price of our Class A Common Stock on the date prior to vesting, February 28, 2006, or $17.30.
Potential Payments Upon Termination or Change in Control
     Ms. Lyne
     Ms. Lyne is the only individual entitled to payments upon a change of control of the Company, as well as severance upon termination under certain circumstances. Under Ms. Lyne’s employment agreement, she would receive four times her annual salary and her unvested equity in the event of such a severance. As of December 31, 2006, these payments would entitle her to a lump sum payment of $3,600,000 in salary and the vesting of 50,000 shares or our Class A Common Stock from her initial grant of 200,000 shares that have not yet vested. At the December 29, 2006 closing price of $21.90 per share, this vesting would be worth $1,095,000. In addition, Ms. Lyne would be entitled to the acceleration of 23,639 restricted shares she acquired in lieu of part of her 2005 bonus, valued at an additional $517,694. Ms. Lyne also would receive benefits for up to two years, valued at $33,980. These benefits consist of COBRA rates for her medical, dental and vision policies and life insurance. In addition, the acceleration of Ms. Lyne’s options would have a combined value of $1,655,250, assuming a price per share of $21.90. Ms Lyne currently has an option to purchase 400,000 shares of our Class A Common Stock at $18.57 per share, and an option to purchase 25,000 shares of our Class A Common Stock at $8.97 per share. The total value of all the foregoing payments and benefits would be $6,901,924. These calculations indicate that Ms. Lyne would not be subject to an excise tax and that we would not owe Ms. Lyne an additional tax gross up payment. This arrangement was negotiated at the time of execution and reflects what the Company believed to be fair potential benefits in order to attract and retain Ms. Lyne.

     Ms. Stewart
     Under our employment agreement with Ms. Stewart, if Ms. Stewart is terminated without “cause” or terminates her employment for “good reason,” she will be entitled to a lump sum payment equal to the sum of: base salary ($900,000) and accrued vacation pay through the date of termination ($69,231); three times her base salary (or $2,700,000); and the higher of (1) $5,000,000 or (2) three times the highest annual bonus paid with respect to any fiscal year beginning during the term of the agreement, which would be a payment of $5,000,000. We will also continue to provide Ms. Stewart for the greater of the remaining term of the agreement or three years following the date of termination, the same medical, hospitalization, dental and life insurance programs to which she was otherwise entitled under the agreement and will continue to provide use of automobiles, staff and offices for three years. The cost of these benefits for three years would be $18,489. The total of these potential payments is $8,687,720.
     In addition, in the event of a termination of employment of the type described above, Ms. Stewart would be entitled to receive in perpetuity a royalty of 3% of the revenues we derive from any of our products or services bearing certain of the marks licensed to us under our Intellectual Property License and Preservation Agreement with her. For more information regarding this license agreement, see “Certain Relationships and Related Party Transactions – Transactions with Martha Stewart – Intellectual Property License Agreement.”
     All Other NEOs
     All of our other NEOs are covered by the Martha Stewart Living Omnimedia, Inc. 2005 Executive Severance Pay Plan. The plan was implemented to assist in the retention of key executives by providing them with a higher degree of financial security in the event of their termination of employment; it expires on December 31, 2007. As participants, any of our NEOs (excluding Ms. Stewart and Ms. Lyne) will generally be eligible to receive severance benefits under the plan in the event he or she terminates his or her employment for good reason or if his or her employment is terminated by us other than for cause or disability. “Good Reason” is a defined term in the plan and generally includes specified job-related diminutions, such as reductions in title, duties or compensation, and required relocation.
     The severance benefits under the plan consist of the following:
▪ payment of a pro-rata target bonus (based on the elapsed portion of the year of termination) in a lump sum;

▪ continued payment of base salary until the first anniversary of the executive’s termination of employment;

▪ a bonus payment equal to 100% of the executive’s target annual bonus payable as salary continuation over the one-year period following the termination of employment;

▪ immediate vesting of all of the executive’s outstanding equity awards;

▪ continuation of coverage under our health and life insurance plans (on the same terms and conditions as actively employed employees) until the first anniversary of the executive’s termination of employment (or, if earlier, until the executive becomes eligible for benefits of the same type under a plan of a subsequent employer); and

▪ up to $30,000 of outplacement benefits.
     Under their respective agreement or severance plans, as the case may be, our NEOs (other than Ms. Lyne and our Founder, Ms. Stewart) currently have the following dollar value of potential benefits upon termination, assuming a December 31, 2006 severance date:

Howard Hochhauser:	$1,461,822
Sheraton Kalouria:	$1,377,380
Robin Marino:	$2,247,525
Lauren Stanich:	$1,938,865

     Mr. Follo
     We entered into a separation agreement with our former Chief Financial and Administrative Officer, James Follo on March 7, 2006. Pursuant to that agreement, we paid Mr. Follo $227,920 over the six-month period following his departure. We also accelerated the vesting of all equity granted to Mr. Follo, with a total value of $226,563 comprised of stock and options that had not otherwise vested as of that date.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table presents, as of March 27, 2007 (unless otherwise noted), information relating to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of either class of our common stock, (2) each of our directors, (3) each of the NEOs, and (4) all of our current executive officers and directors as a group.
     Unless another address is indicated, beneficial owners listed here may be contacted at our corporate address. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be beneficial owner of the same securities. For each listed person or entity, the information listed assumes the exercise of any options exercisable by such person or entity on or prior to May 26, 2007, but not the exercise of any options held by any other parties. Additionally, we have assumed the conversion of shares of Class B Common Stock into shares of Class A Common Stock for purposes of listing Ms. Stewart’s ownership of Class A Common Stock, but not in calculating the percentage of Class A Common Stock for any other holder or for calculating Ms. Stewart’s ownership of Class B Common Stock.
     Shares of Class B Common Stock may be converted on a one-for-one basis into shares of Class A Common Stock at the option of the holder. The percentage of votes for all classes is based on one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock.
Beneficial Ownership

						%
						Total
	Class A Common Stock			Class B Common Stock		Voting
Name	Shares		%	Shares	%	Power
Martha Stewart	28,924,040	(1)	53.9	26,791,206	100	91.7 (2)

Mazama Capital Management Inc.	2,430,403	(3)	9.1	—	—	*
One Southwest Columbia Street
Suite 1500 Portland, OR 97259

FMR Corporation	1,522,964	(4)	5.7	—	—	*
82 Devonshire Street
Boston, MA 02109

Rick Boyko	37,611	(5)	*	—	—	*
Michael Goldstein	35,384	(6)	*	—	—	*
Jill A. Greenthal	16,402	(7)	*	—	—	*
Charles A. Koppelman	803,856	(8)	3.0	—	—	*
Wenda Harris Millard	33,269	(9)	*	—	—	*
Thomas C. Siekman	31,055	(10)	*	—	—	*
Bradley E. Singer	43,514	(11)	*	—	—	*
Howard Hochhauser	42,987	(12)	*	—	—	*
Sheraton Kalouria	27,452	(13)	*	—	—	*
Susan Lyne	440,363	(14)	1.7	—	—	*
Robin Marino	67,145	(15)	*	—	—	*
Lauren Stanich	79,026	(16)	*	—	—	*

All directors and executive officers as a group (15 persons)	1,879,197	(17)	7.1	—	—	*

*	The percentage of shares or voting power beneficially owned does not exceed 1%.

(1)	Consists of (i) 5,100 shares of the Company’s Class A Common Stock held by Ms. Stewart, (ii) 300,000 shares of the Company’s Class A Common Stock, which are subject to options exercisable by Ms. Stewart, (iii) 29,816 shares of Class A Common Stock held by the Martha Stewart 1999 Family Trust, of which Ms. Stewart is the sole trustee, (iv) 1,000,000 shares of Class A Common Stock held by the Martha and Alexis Charitable Foundation, of which Ms. Stewart is co-trustee, (v) 37,270 shares of Class A Common Stock held by the Martha Stewart 2000 Family Trust, of which Ms. Stewart is a co-trustee, (vi) 10,648 shares of Class A Common Stock held by M. Stewart, Inc., the general partner of Martha Stewart Partners, L.P., of which Ms. Stewart is the sole director, (vii) 750,000 shares of Class A Common Stock held by the Martha Stewart Family Limited Partnership (“MSFLP”), of which Ms. Stewart is the general partner, and (viii) 26,791,206 shares of the Company’s Class B Common Stock, each of which is convertible at the option of the holder into one share of the Company’s Class A Common Stock, and all of which are owned by MSFLP and indirectly owned by Ms. Stewart as the sole general partner of MSFLP.

(2)	Assumes no shares of Class B Common Stock are converted into shares of Class A Common Stock. Total voting power of the company consists of all outstanding shares of Class A Common Stock (having one vote per share) and all outstanding Class B Common Stock (having 10 votes per share).

(3)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission with respect to the Company’s Class A Common Stock as of December 31, 2006.

(4)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission with respect to the Company’s Class A Common Stock as of December 31, 2006.

(5)	Consists of 5,945 shares of Class A Common Stock and options to acquire 31,166 shares of Class A Common Stock. Does not include unvested options to acquire 8,334 shares of Class A Common Stock.

(6)	Consists of 3,718 shares of Class A Common Stock and options to acquire 31,166 shares of Class A Common Stock. Does not include unvested options to acquire 8,334 shares of Class A Common Stock. Mr. Goldstein’s shares are held in a deferred share account until his retirement.

(7)	Consists of 569 shares of Class A Common Stock and options to acquire 15,833 shares of Class A Common Stock. Does not include unvested options to acquire 16,666 shares of Class A Common Stock.

(8)	Consists of 517,190 shares of Class A Common Stock and options to acquire 286,666 shares of Class A Common Stock. Does not include unvested options to acquire 145,834 shares of Class A Common Stock. Of the 517,190 shares of Class A Common Stock reported, 25,000 are subject to restrictions.

(9)	Consists of 1603 shares of Class A Common Stock and options to acquire 31,666 shares of Class A Common Stock. Does not include unvested options to acquire 8,334 shares of Class A Common Stock.

(10)	Consists of 16,055 shares of Class A Common Stock and options to acquire 15,000 shares of Class A Common Stock. Does not include unvested options to acquire 6,667 shares of Class A Common Stock.

(11)	Consists of 2,681 shares of Class A Common Stock and options to acquire 40,833 shares of Class A Common Stock. Does not include unvested options to acquire 6,667 shares of Class A Common Stock. Mr. Singer’s shares are held in a deferred share account until his retirement. Under the terms of the account, he accrues partial shares.

(12)	Consists of 40,987 shares of Class A Common Stock and options to acquire 2,000 shares of Class A Common Stock. Of the 40,987 shares of Class A Common Stock reported, 38,651 are subject to restrictions.

(13)	Consists of 27,452 shares of Class A Common Stock, of which 23,400 shares are subject to restrictions.

(14)	Consists of 157,031 shares of Class A Common Stock, and options to acquire 283,332 shares of Class A Common Stock. Does not include unvested options to acquire 141,668 shares of Class A Common Stock. Of the 157,031 shares of Class A Common Stock, 71,891 shares are subject to restrictions.

(15)	Consists of 67,145 shares of Class A Common Stock, of which 56,551 shares are subject to restrictions.

(16)	Consists of 79,026 shares of Class A Common Stock, of which 33,282 shares are subject to restrictions.

     The following table sets forth certain information regarding our equity compensation plans as of December 31, 2006.
EQUITY COMPENSATION PLAN INFORMATION

			Number of Securities
			Remaining Available for
	Number of Securities to be		Future Issuance Under Equity
	Issued upon Exercise of	Weighted-Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation plans approved by security holders:

Options(1)	1,782,994(2)	$18.09	n/a

Restricted shares and restricted share units (3)	881,856(4)	n/a	n/a

Total	2,664,850	n/a	5,532,699(5)

Equity Compensation plans not approved by security holders:

Warrants	833,333(6)	$12.59	n/a

Total	3,498,183	n/a	n/a

(1)	We adopted and made grants under the MSLO LLC Nonqualified Class A LLC Unit/Stock Option Plan in November 1997 (the “1997 Plan”). In connection with our initial public offering, the 509,841 LLC unit options then outstanding were converted into options to purchase 1,997,374 shares of our Class A Common Stock. All options granted under the 1997 Plan have now vested. In connection with the 1997 Plan, Ms. Stewart periodically returns to us a number of shares of our common stock beneficially owned by her, corresponding, on a net treasury basis, to the number of option exercises under this plan during the relevant period. Under the net treasury method, we subtract from the number of shares resulting from each option exercise the number of shares we could purchase, at the then-current market price, with dollars equal to the option proceeds from such exercise and the value of the tax benefit we receive from the exercise. Ms. Stewart returns to us a number of shares of our common stock equal to the sum of the results of these calculations for the relevant period. Accordingly, options outstanding under this plan are not dilutive.

(2)	137,500 options included in this figure are subject to performance based vesting criteria.

(3)	The Company routinely issues restricted stock in lieu of options as equity compensation pursuant to the terms of its equity compensation plans. As a result, the table includes data with respect to shares of restricted stock and restricted share units that have been granted to more fully illustrate the balances under its equity compensation plans.

(4)	74,710 restricted shares and restricted share units included in this figure are subject to performance based vesting criteria.

(5)	Represents total number of shares reserved for issuance under the 1999 Stock Incentive Plan and the Non-Employee Director Stock and Option Compensation Plan, less options and restricted stock issued under any of these plans, plus any forfeited awards and tax shares returned to such plans. There are no shares available for issuance under the 1997 Plan. While the Company’s current practice is to issues shares of restricted stock, the Company could determine to issue options from this pool of shares.

(6)	Warrant exercised in part in January 2007. The 416,666 shares represented by the remainder of this warrant are subject to vesting upon the attachment of certain performance milestones.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the Securities and Exchange Commission. Such persons are required by the Securities and Exchange Commission rules to furnish us with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to us and/or written representations that no additional forms were required, we believe that all our officers, directors and greater than 10% beneficial owners timely filed all such required forms with respect to 2006 transactions except (i) for Sheraton Kalouria, a Form 4 was filed in November 2006 related to the initial vesting of a stock grant pursuant to his employment agreement several days earlier, and (ii) Susan Lyne, a Form 4 was filed in February 2006 related to shares gifted to her nieces and nephews in 2005.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures Regarding Transactions with Related Persons
     Historically, including in 2006, we had our officers, directors and significant stockholders answer a questionnaire asking them if they knew of any transactions with the Company from which parties related to any such individuals have benefited. Our executives and directors were, and are, prohibited from allowing such relationships to affect they way they perform their duties. They also are required to disclose information regarding work with related parties to the our executive office, which, in turn, provided information to the Compensation Committee as appropriate to assess the validity of any such transaction.
          On February 23, 2007, the Company adopted written related person transaction policies and procedures to further the goal of ensuring that any related person transaction is properly reviewed, approved or ratified, if appropriate, and fully disclosed in accordance with applicable rules and regulations. The policies and procedures involve the evaluation of any transactions or arrangements between the Company and any related person (including but not limited to directors, director nominees, executive officers, greater than 5% stockholders and the immediate family members of each of these groups) or any entity in which any related person has a direct or indirect material interest.
          Under the related party policies and procedures, the directors, executive officers and employees of the Company are responsible for identifying and reporting any proposed transaction with a related person. Pursuant to these policies and the Company’s Code of Business Conduct and Ethics, if any director, officer or employee becomes aware of any transaction or arrangement that has taken place, may be taking place or may be about to take place involving the Company and any related person, that person is required immediately to bring the matter to the attention of the Company’s General Counsel. The General Counsel then makes the determination of whether such transaction or arrangement is a “related person transaction.” For purposes of this determination, a related person transaction is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000, (ii) the Company is a participant, and (iii) any related person has or will have a direct or indirect material interest, although we do not consider compensation paid to an officer or director solely in connection with their services in such capacity as a “related person transaction.” Any related person transaction will be presented by the General Counsel to the Nominating & Corporate Governance Committee of the Board of Directors (the “Committee”) for its review. The Committee will then meet, in person or by telephone, to review and discuss the proposed transaction. If the transaction involves a member of the Committee, that Committee member will not participate in the action regarding whether to approve or ratify the transaction.
          The policies and procedures provide that all related person transactions are to be disclosed in the Company’s filings to the extent required by the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.
Transactions With Martha Stewart
     Location Rental Agreement
     We have a location rental agreement with Ms. Stewart relating to our use of various properties owned by her. We have historically made extensive use of these properties for television filming and photography, and also for research and development of content and products and various other commercial purposes. In connection with the execution of our employment agreement with Ms. Stewart in 2004, we entered into a new location rental agreement with Ms. Stewart relating to the Company’s use of her properties, substantially in the form of the prior location rental agreement. Unless earlier terminated, the agreement is for a three year term and provides for annual payments to Ms. Stewart of $500,000, which increases to $750,000 in years in which we produce any original network, cable or syndicated television show for which Ms. Stewart serves as on-air talent.

     In the event that Ms. Stewart’s employment is terminated without cause, or she terminates employment for good reason prior to the scheduled expiration date, we will be obligated to pay the remaining amount due under the location rental agreement and we will lose our access to these properties.
     In 2006, Ms. Stewart reimbursed us approximately $400,000 for certain services provided by our personnel, primarily in connection with MS Real Estate Management Company.
     Intellectual Property License Agreement
     We have entered into an Intellectual Property License and Preservation Agreement with Ms. Stewart that, as of the time of our initial public offering, replaced a prior non-perpetual license agreement entered into in February 1997. Under the terms of the current license agreement, Ms. Stewart granted us an exclusive, worldwide, perpetual royalty-free license to use her name, likeness, image, voice and signature for our products and services. We are currently the owner of the primary trademarks employed in our business and, under the license agreement, we generally have the right to develop and register in our name trademarks that incorporate the Martha Stewart name, such as Martha Stewart Living, and to use exclusively these marks in our business. If Ms. Stewart ceases to control us, we will continue to have those rights, including the right to use those marks for any new business as long as such new business is substantially consistent with the image, look and goodwill of the licensed marks at the time that Ms. Stewart ceases to control us. In connection with the changes in Ms. Stewart’s position and responsibilities in June 2003 and subsequently, Ms. Stewart agreed that these changes would not be deemed to constitute a cessation of control for purposes of the license agreement.
     In the event that we terminate Ms. Stewart’s employment without cause or she terminates her employment for good reason, each as defined in her employment agreement, the license will cease to be exclusive and we will be limited in our ability to create new marks incorporating her name, likeness, image, publicity and signature. In these circumstances, Ms. Stewart would receive the right to use her name in other businesses that could directly compete with us, including with our magazine, television and merchandising businesses. In addition, if Ms. Stewart’s employment terminates under these circumstances, Ms. Stewart would receive in perpetuity a royalty of 3% of the revenues we derive from any of our products or services bearing any of the licensed marks. The intellectual property license agreement contains various customary provisions regarding our obligations to preserve the quality of the licensed marks and to protect these marks from infringement by third parties. The term of the license is perpetual; however, Ms. Stewart may terminate the license if we fail to make the royalty payments described above.
     Claim For Expense Reimbursement
     In 2004, Ms. Stewart submitted a claim, pursuant to our By-laws, for reimbursement of certain expenses relating to her defense of the count of the federal criminal indictment against her alleging she made false and misleading statements intended to influence the price of our stock. Ms. Stewart’s defense of this count was successful and a judgment of acquittal was entered in her favor. We and Ms. Stewart submitted the question of whether or not she is entitled to indemnification to an independent expert on Delaware law. On March 15, 2005, the independent expert determined that Ms. Stewart was entitled to indemnification. Accordingly, we reimbursed Ms. Stewart $2.8 million for this claim, substantially all of which amount has been reimbursed to us under our Director & Officer insurance policy.
     Split-Dollar Life Insurance Agreement
     In 2001, we entered into a split-dollar life insurance agreement with Ms. Stewart and the MS Partnership, a partnership controlled by Ms. Stewart, pursuant to which we agreed to pay a significant portion of the premiums on a whole life insurance policy insuring Ms. Stewart. The policy is owned by and benefits the MS Partnership. We will be repaid the cumulative premium payments made by us under the arrangement upon the earlier of Ms. Stewart’s death or the voluntary termination of the arrangement by Ms. Stewart out of the policies’ existing surrender value at the time of prepayment. In 2002, the arrangement was amended such that the Company would not be obligated to make further premium payments unless legislation permits such payments. As of the date of the final payment, the aggregate amount paid by the Company under this arrangement was $2,238,000.
Other Relationships
     We hired Doyle Partners, the owner of which is the husband of our Chief Creative Officer, Gael Towey, to work with us in developing our new logo and packaging. We paid Doyle Partners $156,000 during 2006.

     Ms. Margaret Christiansen, Ms. Stewart’s sister-in-law, is a Senior Vice President, Business Manager of MSO and received approximately $190,000 as compensation in 2006. Mr. Randy Plimpton, Ms. Stewart’s brother-in-law, served until June 2006 as our property manager, responsible for MSO property management and support services, and received approximately $50,000 as compensation in 2006. Ms. Alexis Stewart, Ms. Stewart’s daughter, works for us as radio talent and as a merchandising and publishing adviser. Alexis Stewart was paid approximately $226,000 as compensation in 2006. The company employs Jennifer Koppelman, the daughter of Charles Koppelman, Chairman of the Board of the Company, as radio talent. Ms. Koppelman was paid approximately $87,000 for her services in 2006.
     In 2005, the Company made a financial commitment of $100,000 to the VCU Adcenter with which Rick Boyko, a Company Director, is affiliated. The VCU Adcenter is part of the non-profit Virginia Commonwealth University. One half of that commitment was paid in 2005 and the other half was paid in 2006.
REPORT OF THE AUDIT COMMITTEE
     The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditor and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of the NYSE. The Audit Committee operates pursuant to a charter, a copy of which is available on the Company’s website (www.marthastewart.com) under the link for “Investor Relations.” Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, without charge we will provide each stockholder with a copy of our Audit Committee charter.
     Management is responsible for the preparation, presentation and integrity of MSO’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor for MSO’s 2006 fiscal year, Ernst & Young LLP, was responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.
     In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditor. The Audit Committee has also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has also considered whether the provision of non-audit services by the independent auditor is compatible with maintaining the auditor’s independence and has discussed with the auditor the auditor’s independence.
     Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not necessarily experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of MSO’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact “independent.”
Members of the Audit Committee
Bradley E. Singer
Wenda Harris Millard
Thomas C. Siekman
     The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

INDEPENDENT PUBLIC ACCOUNTANTS
     Ernst & Young LLP has served as our independent accounting firm since May 7, 2002. In performing its oversight role, the Audit Committee will review whether to retain Ernst & Young LLP as our independent accounting firm for the 2007 fiscal year as part of its regular process of recommending an independent auditor to the Board. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and is expected to be available to respond to appropriate questions.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
     The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for each of fiscal 2006, 2005 and 2004 and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years, and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young LLP for each of fiscal 2006, 2005 and 2004.

	Fiscal 2006	Fiscal 2005	Fiscal 2004
(1) Audit fees (a)	$775,000	$750,000	$850,000
(2) Audit-related fees (b)	84,663	28,990	59,000
(3) Tax fees (c)	77,865	108,190	427,192
(4) All other fees	—	—	—

(a)	Audit fees include charges for audits of financial statements and internal controls over financial reporting.

(b)	Principally for audits of the financial statements of the Company’s 401(k) employee benefit plan and other miscellaneous accounting and auditing matters.

(c)	Principally for corporate income tax compliance ($26,000, $22,500, and $74,700 in 2006, 2005, and 2004, respectively), tax audits ($9,700, $8,500, and $120,191 in 2006, 2005 and 2004, respectively) and miscellaneous tax matters ($42,165, $77,190, and $232,301 in 2006, 2005 and 2004, respectively).
     All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
ANNUAL REPORTS
     Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, we will provide without charge to each person requesting a copy of our 2006 Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith. We will furnish a requesting stockholder with any exhibit not contained therein upon specific request. Our Annual Report on Form 10-K is not proxy soliciting material.
“HOUSEHOLDING” OF PROXY MATERIALS
     The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, (212) 827-8000.
PROPOSALS OF STOCKHOLDERS
     We currently intend to hold our next annual meeting in May 2008. Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2008 Annual Meeting of Stockholders must submit the proposal to us at our principal executive offices, addressed to our Corporate Secretary, no later than December 10, 2007. Assuming that the 2008 Annual Meeting of Stockholders is held no more than 30 days before, and no more than 60 days after, the anniversary date of the Company’s 2007 Annual Meeting of Stockholders, stockholders who intend to present a proposal at the 2008 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials are required to provide us notice of such proposal no later than March 17, 2008. In the event that the date of the 2008 Annual Meeting of Stockholders is more than 30 days before, or more than 60 days after, such anniversary date, notice of any such proposal must be provided to us no later than the later of the 60th day prior to the date of the 2008 Annual Meeting of Stockholders or the tenth day following the first public announcement of the date of the meeting. Additionally, stockholders must comply with other applicable requirements contained in our by-laws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements contained in our by-laws and applicable laws.
OTHER MATTERS
     Our Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described herein. If any other matters should properly come before the meeting, it is the intention of the persons designated in the proxy to vote on them according to their best judgment.
YOUR VOTE IS IMPORTANT. OUR BOARD URGES YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IN THE ALTERNATIVE, STOCKHOLDERS MAY VOTE VIA THE INTERNET OR TELEPHONE AS DESCRIBED IN THE ENCLOSED MATERIALS.
     If you have any questions or need assistance in voting your shares, please contact Martha Stewart Living Omnimedia, Inc. at (212) 827-8455.
New York, New York
April 9, 2007

MARTHA STEWART LIVING OMNIMEDIA, INC.
C/O MELLON INVESTOR SERVICES
480 WASHINGTON BOULEVARD —
29TH FLOOR
JERSEY CITY, NJ 07310
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet, please sign up for electronic delivery. Follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Martha Stewart Living Omnimedia, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MARTH1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARTHA STEWART LIVING OMNIMEDIA, INC.
The Board of Directors recommends a vote FOR:

1.	The election to the Board of Directors of the 8 nominees named below:	For All	Withhold All	For All Except
Nominees:
	01 Rick Boyko	☐	☐	☐
02 Michael Goldstein
03 Jill A. Greenthal
04 Charles A. Koppelman
05 Susan Lyne
06 Wenda Harris Millard
07 Thomas C. Siekman
08 Bradley E. Singer
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

IMPORTANT: Please sign this proxy card exactly as your name or names appear(s) elsewhere on this card. Joint tenants should each sign. When signing as executor, administrator, trustee, guardian or other similar capacity, please give your full title as such. If this signature is by a corporation, a duly authorized officer of the corporation should sign in full the corporation’s name. If the signature is by a partnership, a partner should sign the full partnership name.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

          PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MARTHA STEWART LIVING OMNIMEDIA, INC.
     The undersigned hereby appoints Howard Hochhauser and John Cuti as proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of Common Stock of Martha Stewart Living Omnimedia, Inc. (the “Company”) held of record by the undersigned on March 27, 2007, standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on May 16, 2007 or at any adjournment or postponement thereof. Receipt of the Notice of the 2007 Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.
     This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the Proxy will be voted “FOR” the election of the nominees of the Board of Directors of the Company and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.
     In order for your vote to be submitted by proxy, you must (i) properly complete the telephone or Internet voting instructions or (ii) properly complete and return this proxy in order that in either case, your vote is received no later than 11:59 p.m. Eastern Standard Time on May 15, 2007. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be marked, dated and signed, on the other side)